Execution Version

Exhibit 10.2

SECURITIES PURCHASE AGREEMENT

BY AND AMONG

NEXTGEN HEALTHCARE, INC.,

TSI Healthcare, LLC,

TSIH HOLDINGS, INC.

AND

David Dickson, Jr. and Glenn Dickson

DATED AS OF NOVEMBER 30, 2022

Execution Version

Article I PURCHASE AND SALE	1
1.1 Purchase and Sale	1
1.2 Closing	1
1.3 Purchase Price; Escrow	1
1.4 Payment of Purchase Price; Transfer of Units.	2
1.5 Working Capital Adjustment.	2
1.6 Earnout.	5
1.7 Withholding	9
1.8 Purchase Price Allocation	9
1.9 Lease Amendment	9
Article II REPRESENTATIONS AND WARRANTIES OF THE SELLING PARTIES AND THE COMPANY	10
2.1 Organization of the Company	10
2.2 Authority	10
2.3 No Conflict	11
2.4 Consents.	11
2.5 No Subsidiaries	11
2.6 Company Capital Structure.	11
2.7 Company Financial Statements and Internal Controls.	13
2.8 Liabilities.	13
2.9 Absence of Certain Changes	14
2.10 Accounts Receivable; Bank Accounts	17
2.11 Restrictions on Business Activities	18
2.12 Real Property; Leases.	18
2.13 Assets; Absence of Liens and Encumbrances.	19
2.14 Intellectual Property.	19
2.15 Provision of Services	22
2.16 Company Contracts.	23
2.17 Change in Control Payments	26
2.18 Interested Party Transactions.	26
2.19 Compliance with Laws.	26
2.20 Healthcare Laws	27
2.21 Litigation	29

(continued)

Page

2.22 Insurance	29
2.23 Books and Records	30
2.24 Environmental Matters	30
2.25 Brokers’ and Finders’ Fees	30
2.26 Employee Benefit Plans.	30
2.27 Employment Matters.	33
2.28 Tax Matters.	36
2.29 Customers	39
2.30 Company Customer Information; Confidentiality	39
2.31 Governmental Authorization	39
2.32 Foreign Corrupt Practices Act	40
2.33 No Outstanding Fees or Commissions	40
2.34 Data Collection and Privacy Matters.	40
2.35 No Other Representations or Warranties	41
Article III REPRESENTATIONS AND WARRANTIES OF THE SELLING PARTIES	42
3.1 Authority	42
3.2 Title	42
3.3 Consents	42
3.4 No Brokers	42
3.5 Conflicts	42
3.6 Litigation	43
Article IV REPRESENTATIONS AND WARRANTIES OF BUYER	43
4.1 Organization of Buyer	43
4.2 Authority	43
4.3 Consents	43
4.4 Litigation	44
4.5 No Conflict	44
4.6 Reserved	44
4.7 Investment Intent	44
4.8 Sufficient Funds	44
4.9 Independent Investigation	44

-ii-

(continued)

Page

Article V TAX MATTERS	45
5.1 Certain Taxes	45
5.2 Tax Returns	45
5.3 Tax Contests	47
5.4 Straddle Period	48
5.5 Refunds	48
5.6 Conflicts	49
Article VI Closing DELIVERIEs	49
6.1 Buyer Closing Deliverables	49
6.2 Securityholder and Company Closing Deliverables	50
Article VII COVENANTS	51
7.1 Confidentiality	51
7.2 Public Disclosure	51
7.3 Further Action	52
7.4 No Competition; No Solicitation.	52
7.5 Reserved	53
7.6 RELEASE AND WAIVER	53
7.7 Phantom Share Release Agreements	53
7.8 Post-Closing Deliveries	53
7.9 Employee Matters	53
7.10 Directors & Officers	55
7.11 Company Records	55
7.12 Tail Policy	56
7.13 Retention Pool	56
7.14 Termination of Customer Leases	56
7.15 Current Litigation	56
Article VIII indemnification	56
8.1 Survival of Representations, Warranties and Covenants.	56
8.2 Indemnification by the Selling Parties	57
8.3 Indemnification by Buyer	58
8.4 Limitations.	58

-iii-

(continued)

Page

8.5 Procedures.	60
Article IX definitions, Construction, etc.	63
9.1 Definitions	63
9.2 Construction.	77
Article X GENERAL PROVISIONS	78
10.1 Notices	78
10.2 Entire Agreement	79
10.3 Severability	79
10.4 Specific Performance	79
10.5 Expenses.	79
10.6 Successors and Assigns.	80
10.7 Amendment	80
10.8 Waiver	80
10.9 Governing Law.	80
10.10 Certain Waivers.	81
10.11 Other Remedies	81
10.12 Counterparts; Facsimile Delivery	82
10.13 Provisions Respecting Legal Representation.	82

-iv-

INDEX OF SCHEDULES AND EXHIBITS

Schedules and Exhibits Description

Schedule I Selling Parties and Phantom Share Recipients

Schedule II Net Working Capital of the Company

Schedule III Customers Included in the Earnout Calculations

Exhibit A Forms of Phantom Share Release Agreement

v

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Securities Purchase Agreement

This Securities Purchase Agreement (as amended, restated or supplemented from time to time, this “Agreement”) is made and entered into as of November 30, 2022, by and among NextGen Healthcare, Inc., a Delaware corporation (“Buyer”), TSI Healthcare, LLC a Delaware limited liability company (the “Company”), TSIH Holdings, Inc., a North Carolina corporation and the sole equityholder of the Company (the “Securityholder”), and David Dickson, Jr. and Glenn Dickson (together with the Securityholder, each a “Selling Party” and collectively the “Selling Parties”).

RECITAL

WHEREAS, the Securityholder is the record and beneficial owner of all of the issued and outstanding equity interests of the Company (the “Units”) and desires to sell to Buyer all of the Units, and Buyer desires to purchase all of the Units from the Securityholder, upon the terms set forth herein.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

Article I

PURCHASE AND SALE

1.1 Purchase and Sale. On the Closing Date and upon the terms set forth herein and in consideration of the Purchase Price, the Securityholder shall sell, assign, convey, transfer and deliver the Units to Buyer, and Buyer shall purchase from the Securityholder the Units, free and clear of all Liens (other than restrictions pursuant to applicable securities Laws).

1.2 Closing. The consummation (the “Closing”) of the purchase and sale of the Units and the transactions contemplated by this Agreement and the Related Agreements (collectively, the “Transactions”) shall take place at 11:59 p.m. Eastern Time on the date of this Agreement, remotely via the exchange of documents and signatures in PDF format. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

1.3 Purchase Price; Escrow.

(a) Purchase Price. Upon the terms and subject to the conditions set forth in this Agreement, the aggregate consideration to be paid by Buyer for the Units (the “Purchase Price”) shall be an amount in cash up to $72,449,000, including the Total Revenue Earnout Payment and the Data Health Revenue Earnout Payment. The portion of the Purchase Price to be paid to the Securityholder at the Closing, pursuant to and as may be adjusted by this Agreement, shall be an amount equal to the Base Purchase Price minus (without duplication) (i) the sum of (A) the Closing Debt Amount, (B) the amount of any Company Expenses not otherwise paid prior to the Closing Date and not included in the calculation of Net Working Capital, (C) the Phantom Share Amount, and (D) the Net Working Capital Adjustment Amount (if Net Working Capital is less than the Net

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Working Capital Target), plus (ii) the sum of (X) the Net Working Capital Adjustment Amount (if Net Working Capital is greater than the Net Working Capital Target), and (Y) the amount of Company Cash (the “Closing Purchase Price”). The Purchase Price shall be subject to adjustment in accordance with Section 1.5, and Article VIII.

(b) Escrow. At the Closing, Buyer shall deposit with Wilmington Trust (the “Escrow Agent”), on behalf of the Securityholder, a portion of the Purchase Price in cash equal to the Escrow Amount. The Escrow Amount shall be held in trust by the Escrow Agent pursuant to the terms of an escrow agreement entered into by the Escrow Agent, Buyer and the Securityholder on the date hereof (the “Escrow Agreement”) and shall be released in accordance with the terms thereof.

1.4 Payment of Purchase Price; Transfer of Units.

(a) Payment; Transfer of Units. Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall deliver (i) the Closing Purchase Price, less the Escrow Amount, to the Securityholder, by wire transfer to accounts designated by the Securityholder at least two (2) Business Days prior to Closing, (ii) the Escrow Amount to the Escrow Agent by wire transfer to an account designated by the Escrow Agent, (iii) the Phantom Share Amount to the Company, to be paid by the Company thereafter to the Phantom Share Recipients, in each case subject to such Phantom Share Recipient’s delivery to Buyer prior to the Closing of a Phantom Share Release Agreement, in substantially the forms attached hereto as Exhibit A (the “Phantom Share Release Agreements”), with each Phantom Share Recipient receiving his or her respective portion of the Phantom Share Amount as set forth on Schedule I hereto, in each case pursuant to the terms of the Phantom Share Plan and subject to all applicable tax withholding and deductions, and (iv) such items included in the Closing Debt Amount and Company Expenses that are listed on the Estimated Closing Statement as payable at the Closing, in each case in accordance with wire instructions delivered by the Securityholder to Buyer at least two (2) Business Days prior to the Closing. At the Closing, the Securityholder shall deliver to Buyer either (x) the original certificate(s) representing the Securityholder’s Units duly and properly endorsed for transfer or (y) a duly executed lost stock certificate affidavit.

1.5 Working Capital Adjustment.

(a) Estimated Closing Balance Sheet and Estimated Closing Statement. The Company has delivered to Buyer, no later than three (3) Business Days prior to the Closing Date, an estimated balance sheet of the Company as of 11:59 p.m. on the day immediately preceding the Closing Date (as the same may have been adjusted in response to any reasonable comments of Buyer and its Representatives provided prior to the Closing, the “Estimated Closing Balance Sheet”), together with a written statement setting forth in reasonable detail its good faith estimates of the Phantom Share Amount, Closing Debt Amount, the Net Working Capital as derived from the Estimated Closing Balance Sheet, and the Company Expenses, and the Company Cash, each calculated in accordance with the Accounting Principles (the “Estimated Closing Statement”).

(b) Estimated Purchase Price. The portion of the Purchase Price payable at Closing under Section 1.4(a) (the “Estimated Purchase Price”) shall be calculated using the estimated Phantom Share Amount, estimated Closing Debt Amount, estimated Company

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Expenses, estimated Net Working Capital, and estimated Company Cash, each as set forth on the Estimated Closing Statement.

(c) Proposed Final Closing Balance Sheet. As promptly as possible and in any event within ninety (90) days after the Closing Date, the Company shall prepare or cause to be prepared, and will deliver to the Securityholder, a balance sheet of the Company as of 11:59 p.m. on the day immediately preceding the Closing Date (the “Proposed Final Closing Balance Sheet”), together with a written statement setting forth in reasonable detail its proposed final determination of the Phantom Share Amount, Closing Debt Amount, Company Expenses, Net Working Capital, and Company Cash (the “Proposed Final Closing Statement”). The Proposed Final Closing Balance Sheet and the determination of the Phantom Share Amount, Closing Debt Amount, the Company Expenses, Net Working Capital, and Company Cash reflected on the Proposed Final Closing Statement will be prepared in good faith in accordance with the Accounting Principles. The Securityholder and its Representatives shall have reasonable access to the work papers and other books and records of the Company and personnel of the Company, during working hours and upon reasonable notice, for purposes of assisting the Securityholder and its Representatives in their review of the Proposed Final Closing Balance Sheet and the Proposed Final Closing Statement. The parties agree that the purpose of preparing the Proposed Final Closing Statement and determining the Phantom Share Amount, Closing Debt Amount, the Company Expenses, Net Working Capital, and Company Cash, and the related purchase price adjustment contemplated by this Section 1.5 is to measure changes in the amount of Phantom Share Amount, Closing Debt Amount, the Company Expenses, Net Working Capital, and Company Cash, if any, and such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of determining the amount of Phantom Share Amount, Closing Debt Amount, the Company Expenses, Net Working Capital, and Company Cash.

(d) Working Capital Dispute Notice. The Proposed Final Closing Balance Sheet and the Proposed Final Closing Statement (and the proposed final determinations of the Phantom Share Amount, Closing Debt Amount, the Company Expenses, Net Working Capital, and Company Cash reflected thereon) will be final, conclusive and binding on the parties hereto unless the Securityholder provides a written notice (a “Working Capital Dispute Notice”) to Buyer no later than the thirtieth (30th) day after the delivery to the Securityholder of the Proposed Final Closing Balance Sheet and the Proposed Final Closing Statement. The Securityholder shall not be entitled to issue a Working Capital Dispute Notice or otherwise dispute any item set forth in the Proposed Final Closing Balance Sheet or Proposed Final Closing Statement except on the grounds that such matter (i) was not prepared in accordance with the Accounting Principles, (ii) contains mathematical errors or (iii) contains an error, miscalculation, inaccuracy, omission or oversight that, if corrected, would be consistent with the parameters, process and procedures set forth in paragraph (c) above, and which dispute is bona fide and objected to in good faith. Any Working Capital Dispute Notice must set forth in reasonable detail (x) any item on the Proposed Final Closing Balance Sheet or the Proposed Final Closing Statement which the Securityholder believes has not been prepared in accordance with this Agreement and (y) the Securityholder’s alternative calculation of such items, each as prepared in accordance with the Accounting Principles. Any item or amount to which no dispute is raised in the Working Capital Dispute Notice will be final, conclusive and binding on the parties on such thirtieth (30th) day following delivery to the

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Securityholder of the Proposed Final Closing Balance Sheet and the Proposed Final Closing Statement.

(e) Working Capital Resolution of Disputes. Buyer and the Securityholder will attempt to promptly resolve the matters raised in any Working Capital Dispute Notice in good faith. Beginning thirty (30) days after delivery of any Working Capital Dispute Notice pursuant to Section 1.5(d), either Buyer or the Securityholder may provide written notice to the other that it elects to submit the disputed items to an independent regionally recognized accounting firm, mutually agreeable to Buyer and the Securityholder. If Buyer and the Securityholder are unable to agree on the choice of an accounting firm within ten (10) days following the thirtieth (30th) day after delivery by the Securityholder of the Working Capital Dispute Notice, then the Accounting Firm will be selected jointly by a public accounting firm of recognized national or regional standing designated by Buyer and a public accounting firm of a recognized national or regional standing designated by the Securityholder. The accounting firm so selected by the parties or their designated accounting firms is referred to herein as the “Accounting Firm”. The Accounting Firm will promptly review only those unresolved items and amounts specifically set forth and objected to in the Working Capital Dispute Notice and resolve the dispute with respect to each such specific unresolved item and amount in accordance with this Agreement. The Accounting Firm shall be instructed in writing by Buyer and the Securityholder that the Accounting Firm must accept the Proposed Final Closing Balance Sheet and Proposed Final Closing Statement except to the extent that it (i) was not prepared in accordance with the Accounting Principles, (ii) contains mathematical errors, or (iii) contains an error, miscalculation, inaccuracy, omission or oversight that, if corrected, would be consistent with the parameters, process and procedures set forth in paragraph (c) above. In any such case, a single partner of the Accounting Firm selected by such Accounting Firm in accordance with its normal procedures and having expertise with respect to settlement of such disputes shall act for the Accounting Firm in the determination proceeding, and the Accounting Firm shall render a written decision as to each disputed matter, including a statement in reasonable detail of the basis for its decision. In no event shall the decision of the Accounting Firm (x) provide for a calculation of Net Working Capital that is less than the calculation thereof shown in the Proposed Final Closing Statement or greater than the Securityholder’s alternative calculation thereof shown in the Working Capital Dispute Notice, or (y) provide for a determination of any item of Indebtedness reflected in the Closing Debt Amount or any Company Expense that is greater in amount than the amount thereof shown in the Proposed Final Closing Statement or less in amount than the Securityholder’s alternative calculation thereof shown in the Working Capital Dispute Notice. The fees, costs, and expenses of the Accounting Firm shall be apportioned between the Securityholder, on the one hand, and Buyer, on the other hand, by the Accounting Firm based upon the inverse proportion of the disputed amounts submitted to the Accounting Firm that are resolved in favor of such party (i.e., so that the prevailing party bears a lesser amount of such fees, costs, and expenses). Any fees and expenses of the Accounting Firm to be paid by the Securityholder, may, at the option of Buyer, be paid from the Escrow Amount. The decision of the Accounting Firm with respect to the disputed items of the Proposed Final Closing Balance Sheet and the Proposed Final Closing Statement submitted to it will be final, conclusive and binding on the parties, absent manifest error. As used herein, the Proposed Final Closing Balance Sheet and the Proposed Final Closing Statement, if there shall be no Working Capital Dispute Notice delivered pursuant to paragraph (d) above, or as adjusted to reflect any changes agreed to by the parties and the decision of the Accounting Firm, in each case, pursuant to this Section 1.5, are referred to herein as the “Final Closing Balance Sheet” and the

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“Final Closing Statement”, respectively. Each of Buyer and the Securityholder agrees to use its commercially reasonable efforts to cooperate with the Accounting Firm (including by executing a customary engagement letter reasonably acceptable to it) and to cause the Accounting Firm to resolve any such dispute as soon as practicable (but in no event later than sixty (60) Business Days) after the commencement of the Accounting Firm’s engagement.

(f) Purchase Price Adjustment. If any of the Phantom Share Amount, Net Working Capital, Closing Debt Amount, Company Cash, or Company Expenses (each as finally determined pursuant to this Section 1.5 and as set forth in the Final Closing Balance Sheet and the Final Closing Statement) differs from the estimated amounts thereof set forth in the Estimated Closing Balance Sheet and the Estimated Closing Statement, the Purchase Price shall be recalculated using such final figures in lieu of such estimated figures, and (i) the amount, if any, by which such Estimated Purchase Price paid at Closing in accordance with Sections 1.4 and 1.5(b) is less than such re-calculated Purchase Price shall be paid by Buyer to the Securityholder and the Company (for distribution to the Phantom Share Recipients), in each case pursuant to the terms of this Agreement and (ii) the amount, if any, by which such Estimated Purchase Price paid at Closing in accordance with Sections 1.4 and 1.5(b) exceeds such re-calculated final Purchase Price shall be paid to Buyer by the Securityholder.

(g) Payments. Any payment due pursuant to Section 1.5(f) shall be made within five (5) Business Days after the final amount thereof has been determined in accordance with this Section 1.5.

1.6 Earnout.

(a) Total Revenue Earnout Payment. If earned as set forth in this Section 1.6(a), Buyer shall be obligated to make a one-time cash payment of up to the maximum aggregate amount of $17,000,000 (a “Total Revenue Earnout Payment”) to the Securityholder and to the Company (for distribution to the Participating Phantom Share Recipients), in accordance with the their Percentage Share of Earnout Payment set forth on Schedule I and based on the following calculation methodology:

(i) In the event that the Revenue of the Company is less than the Lower Limit Total Revenue Target during the Earnout Period, the Total Revenue Earnout Payment shall be an amount equal to $0;

(ii) In the event that the Revenue of the Company is equal to or greater than the Lower Limit Total Revenue Target but less than Upper Limit Total Revenue Target during the Earnout Period, the Total Revenue Earnout Payment shall be an amount based on the formula below:

Total Revenue Earnout Payment = ((Revenue of the Company during the Earnout Period less Lower Limit Total Revenue Target)/(Upper Limit Total Revenue Target minus Lower Limit Total Revenue Target)) multiplied by $17,000,000

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For illustrative purposes: (i) if the Base Revenue is $40,000,000; (ii) Revenue of the Company during the Earnout Period was $57,000,000, the Total Revenue Earnout Payment would be $4,009,879.59.

(iii) In the event that the Revenue of the Company is equal to or greater than the Upper Limit Total Revenue Target during the Earnout Period, the Total Revenue Earnout Payment shall be an amount equal to $17,000,000.

(iv) For the avoidance of doubt, under no circumstances will the Total Revenue Earnout Payment be greater than $17,000,000 and no Total Revenue Earnout Payment may be earned based on Revenue of the Company other than Revenue of the Company earned during the Earnout Period.

(b) Data Health Earnout Payment. If earned as set forth in this Section 1.6(b), Buyer shall be obligated to make a one-time cash payment of up to the maximum aggregate amount of $5,000,000 (a “Data Health Revenue Earnout Payment”) to the Securityholder and to the Company (for distributions to the Participating Phantom Share Recipients) in accordance with the their Percentage Share of Earnout Payment set forth on Schedule I based on the following calculation methodology:

(i) In the event that Data Health Operations Revenue is less than $4,000,000 during the Earnout Period, the Data Health Revenue Earnout Payment shall be an amount equal to $0.

(ii) In the event that Data Health Operations Revenue is equal to or greater than $4,000,000 but less than $6,000,000 during the Earnout Period, the Data Health Revenue Earnout Payment shall be an amount based on the formula below:

Data Health Revenue Earnout Payment = ((Data Health Operations Revenue during the Earnout Period less $4,000,000)/($2,000,000)) multiplied by $5,000,000.

For illustrative purposes, if the Data Health Operations Revenue during the Earnout Period was $5,900,000, the Data Health Revenue Earnout Payment would be $4,750,000.

(iii) In the event that Data Health Operations Revenue is equal to or greater than $6,000,000 during the Earnout Period, the Data Health Revenue Earnout Payment shall be an amount equal to $5,000,000.

(iv) For the avoidance of doubt, under no circumstances will the Data Health Revenue Earnout Payment be greater than $5,000,000 and no Data Health Revenue Earnout Payment may be earned based on Data Health Operations Revenue other than Revenue earned during the Earnout Period.

(c) Delivery of Earnout Calculations. Buyer shall deliver to the Securityholder, on or prior to March 15, 2025: (i) unaudited financial statements of Buyer or the Company, as applicable for determining the Revenue of the Company and the Data Health Operations Revenue, during the Earnout Period, and (ii) Buyer’s good faith calculations of Revenue of the Company

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and the Data Health Operations Revenue during the Earnout Period and the Total Revenue Earnout Payment and Data Health Revenue Payment calculated therefrom (the “Earnout Calculations”).

(d) Earnout Dispute Notice. The Earnout Calculations (and the proposed final determinations of the Total Revenue Earnout Payment and Data Health Revenue Earnout Payment) will be final, conclusive and binding on the parties hereto unless the Securityholder provide a written notice (an “Earnout Dispute Notice”) to Buyer no later than the thirtieth (30th) day after the delivery to the Securityholder of the Earnout Calculations. The Securityholder shall not be entitled to issue an Earnout Dispute Notice or otherwise dispute any item set forth in the Earnout Calculations except on the grounds that such matter (i) was not prepared in accordance with the New Accounting Policies, (ii) contains mathematical errors or (iii) contains an error, miscalculation, inaccuracy, omission or oversight that, if corrected, would be consistent with the parameters, process and procedures set forth in paragraph (c) above, and which dispute is bona fide and objected to in good faith. Any Earnout Calculation must set forth in reasonable detail (x) any item on the Earnout Calculation which the Securityholder believes has not been prepared in accordance with this Agreement and the correct amount of such item and (y) the Securityholder’s alternative calculation of the Total Revenue Earnout Payment and Data Health Revenue Earnout Payment, as the case may be, each as prepared in accordance with the New Accounting Policies. Any item or amount to which no dispute is raised in the Earnout Dispute Notice will be final, conclusive and binding on the parties on such thirtieth (30th) day.

(e) Earnout Resolution of Disputes. Buyer and the Securityholder will attempt to promptly resolve the matters raised in any Earnout Dispute Notice in good faith. Beginning ten (10) Business Days after delivery of any Earnout Dispute Notice pursuant to Section 1.6(d), either Buyer or the Securityholder may provide written notice to the other that it elects to submit the disputed items to the Accounting Firm. The Accounting Firm will promptly review only those unresolved items and amounts specifically set forth and objected to in the Earnout Dispute Notice and resolve the dispute with respect to each such specific unresolved item and amount in accordance with this Agreement. The Accounting Firm shall be instructed in writing by Buyer and the Securityholder that the Accounting Firm must accept the Earnout Calculations except to the extent that it (i) was not prepared in accordance with the New Accounting Policies, (ii) contains mathematical errors, or (iii) contains an error, miscalculation, inaccuracy, omission or oversight that, if corrected, would be consistent with the parameters, process and procedures set forth in paragraph (c) above. In any such case, a single partner of the Accounting Firm selected by such Accounting Firm in accordance with its normal procedures and having expertise with respect to settlement of such disputes shall act for the Accounting Firm in the determination proceeding, and the Accounting Firm shall render a written decision as to each disputed matter, including a statement in reasonable detail of the basis for its decision. In no event shall the decision of the Accounting Firm (x) provide for a calculation of Total Revenue Earnout Payment or the Data Health Revenue Earnout Payment that is less than the calculation thereof shown in the Earnout Calculation or greater than the Securityholder’s alternative calculation thereof shown in the Earnout Dispute Notice. The fees, costs, and expenses of the Accounting Firm shall be apportioned between the Securityholder, on the one hand, and Buyer, on the other hand, by the Accounting Firm based upon the inverse proportion of the disputed amounts submitted to the Accounting Firm that are resolved in favor of such party (i.e., so that the prevailing party bears a lesser amount of such fees, costs, and expenses). Any fees and expenses of the Accounting Firm to be paid by the Securityholder, may, at the option of Buyer, be paid from the Escrow Amount. The decision of

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the Accounting Firm with respect to the disputed items of the Earnout Calculations submitted to it will be final, conclusive and binding on the parties. As used herein, the Earnout Calculation, if there shall be no Earnout Dispute Notice delivered pursuant to paragraph (d) above, or as adjusted to reflect any changes agreed to by the parties and the decision of the Accounting Firm, in each case, pursuant to this Section 1.6, are referred to herein as the “Final Earnout Calculation”. Each of Buyer and the Securityholder agrees to use its commercially reasonable efforts to cooperate with the Accounting Firm (including by executing a customary engagement letter reasonably acceptable to it) and to cause the Accounting Firm to resolve any such dispute as soon as practicable (but in no event later than sixty (60) Business Days) after the commencement of the Accounting Firm’s engagement.

(f) Payments. Any payment due pursuant to Section 1.6(a) or Section 1.6(b) shall be made within five (5) Business Days after the Final Earnout Calculation thereof has been determined in accordance with this Section 1.6(f), and, if any such payment is not made within sixty (60) days after the Final Earnout Calculation thereof, interest shall accrue on such payment at the rate of 10% per annum from the date such payment was due until the date on which such payment is made.

(g) Off-Set. Notwithstanding anything in this Agreement to the contrary, Buyer shall have the right to offset, against the Total Revenue Earnout Payment and the Data Health Revenue Earnout Payment earned by the Securityholder and payable (but not yet paid) by Buyer to the Securityholder, the aggregate amount of Losses, if any, finally determined pursuant to Section 8.5 as owed by the Securityholder to Buyer pursuant to Section 8.2; provided, that this Section 1.6(g) in no way extends the time periods set forth in Sections 1.6(a) through 1.6(f).

(h) Buyer Obligation. Notwithstanding anything to the contrary contained herein, the Selling Parties hereby acknowledge and agree that (i) in no event shall anything in this Section 1.6 or any other provisions of this Agreement create or confer on Buyer or its Affiliates any, and Buyer and its Affiliates shall have absolutely no, obligation or duty, under contract, Law or otherwise, to the Selling Parties with respect to this Section 1.6 or otherwise, to operate itself or the Company after the Closing in any manner other than as Buyer (acting in its sole discretion) may determine, and (ii), Buyer shall have absolute sole discretion with respect to all matters related to itself and the operation of the Company (including the right to own, operate, use, license, develop, price or commercialize the products and services of the Company and its business), including matters that may affect or in any other way relate, directly or indirectly, to Revenue of the Company and Data Health Operations Revenue. The Selling Parties and Buyer intend the express provisions of this Agreement to govern their contractual relationship and to supersede any standard of efforts or implied covenant of good faith and fair dealing that might otherwise be imposed by any court or other Governmental Entity or Law or otherwise. The Selling Parties acknowledge that Buyer is not making, will not make and has not made any promise, projection or representation or warranty as to the amount or likelihood of any payments pursuant to this Section 1.6 being achieved or made and that such Person has not relied on any such promise, projection or representation or warranty, and each Selling Party understands that he may not receive any payments pursuant to this Section 1.6 if such payments are not earned pursuant to this Section 1.6. Notwithstanding anything else in this Section 1.6, Buyer will not, and shall cause its Affiliates not to, take any action or make any decision whereby the sole purpose of such action or

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decision is to frustrate the achievement, reduce the amount, or reduce the likelihood of a Total Revenue Earnout Payment or a Data Health Revenue Earnout Payment.

(i) Tax Treatment. Any payments under this Section 1.6 shall be treated by all parties hereto as adjustments to the purchase price for applicable Tax purposes.

1.7 Withholding. Buyer, the Company (or its payroll provider), and the Escrow Agent shall be entitled to deduct and withhold from the consideration otherwise payable hereunder any amounts that Buyer and the Company determine, pursuant to applicable Tax Law and in good faith after consulting with the Company’s advisors, are required to be deducted and withheld with respect to the making of payments pursuant to this Agreement as required by the Code, or under any provision of state, local or foreign Law relating to Taxes; provided, that at least five (5) Business Days prior to making any deduction or withholding from any amounts not treated as compensation to any Employee, Buyer, the Company, or the Escrow Agent, as applicable, shall give the Securityholder notice of the intention to make such deduction or withholding and shall cooperate with the Securityholder to obtain reduction of or relief from such deduction or withholding. To the extent amounts are lawfully withheld and properly paid over to the taxing authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

1.8 Purchase Price Allocation. The Purchase Price will be allocated among the assets of the Company in accordance with Section 1060 of the Code (the “Allocation Methodology”). Within ninety (90) days after the determination of the Purchase Price in accordance with Section 1.5 (or such other time as Buyer and the Securityholder agree in writing), Buyer will deliver a draft allocation schedule using the Allocation Methodology (the “Allocation Schedule”) to the Securityholder. Within thirty (30) days after the receipt of such draft Allocation Schedule, the Securityholder will propose to Buyer in writing any objections or proposed changes to such draft Allocation Schedule (and in the event no such changes are proposed in writing to Buyer within such time period, the Securityholder will be deemed to have agreed to, and accepted, the Allocation Schedule). In the event of objections or proposed changes, the Securityholder and Buyer will attempt in good faith to resolve any differences between them with respect to the Allocation Schedule within ten (10) days (or such longer period as they may mutually agree) after Buyer’s receipt of a timely written notice of objection or proposed changes from the Securityholder. If the Securityholder and Buyer fail to reach an agreement despite their good-faith efforts within such time period, then those matters and amounts remaining in dispute (the “Disputed Allocation Amounts”) will be submitted to the Accounting Firm which, acting as experts and not arbitrators, will resolve the Disputed Allocation Amounts only, applying the Allocation Methodology, and make any necessary adjustments to the Allocation Schedule. The Accounting Firm will make a determination as soon as practicable within thirty (30) days (or such other time as Buyer and the Securityholder agree in writing) following their engagement, and their resolution of the Disputed Allocation Amounts and any resulting adjustments to the Allocation Schedule will be final, conclusive and binding on the parties. Fees and costs of the Accounting Firm shall be borne equally by Buyer and the Securityholder. Neither the Company nor any other party to this Agreement, nor their Affiliates will take any position, including filing IRS Form 8594, inconsistent with the Allocation Schedule, as finally determined. Each party shall notify the other parties to

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this Agreement of any inquiry, audit or investigation by any taxing authority involving the Allocation Schedule and related allocation of purchase price among the assets of the Company.

1.9 Lease Amendment. At the Closing, in consideration of the Lease Amendment, Buyer will pay to Landlord the amount of $2,000,000 in cash or immediately available funds.

Article II

REPRESENTATIONS AND WARRANTIES OF THE SELLING PARTIES
AND THE COMPANY

Subject to such exceptions as are disclosed in the disclosure schedule dated as of the date of this Agreement and delivered herewith by the Company to Buyer (the “Company Disclosure Schedule”) corresponding to the applicable section and subsection or clause of this Article II or disclosed in any other section, subsection or clause of the Company Disclosure Schedule provided that it is reasonably apparent on its face, upon a reading of the disclosure together with the corresponding representation and warranty and without any independent knowledge on the part of the reader regarding the matter disclosed, that such disclosure is responsive to such other section, subsection or clause, the Selling Parties and the Company hereby represent and warrant to Buyer as of the Closing Date as follows:

2.1 Organization of the Company. The Company is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted. The Company is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction listed on Schedule 2.1(a) of the Company Disclosure Schedule, which constitute all of the jurisdictions in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such other jurisdictions where the failure to be so qualified, licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has delivered to Buyer a true, complete and correct copy of the Company’s Organizational Documents, each as amended to date and each such Organizational Document is in full force and effect. The Company is not in violation of its Organizational Documents in any material respect. Schedule 2.1(b) of the Company Disclosure Schedule lists every state or foreign jurisdiction in which the Company has facilities, maintains an office, branch or permanent establishment or has a current Employee or Independent Contractor. Except as set forth on Schedule 2.1(c) of the Company Disclosure Schedule, neither the Company nor its predecessors, if any, has conducted any business under or otherwise used for any purpose in any jurisdiction any fictitious name, assumed name, “d/b/a”, trade name or other name.

2.2 Authority. The Company has all requisite power and authority to enter into this Agreement, the Related Agreements and each of the other agreements, certificates or documents contemplated hereby or thereby to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions. The Company Board Approval has been properly obtained, and it constitutes all of the necessary action or authorization on the part of the Company, the Company Board or the Selling Parties for the authorization, execution and delivery of this Agreement and the Related Agreements to which the Company is a party by

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the Company and the performance by the Company of the Transactions. This Agreement has been, and each of the Related Agreements to which the Company is a party has been, duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties thereto, this Agreement and the Related Agreements to which the Company is a party constitute valid, legal and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium and similar Laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity.

2.3 No Conflict. The execution and delivery by the Company of this Agreement and the Related Agreements to which the Company is a party, and the consummation of the Transactions, do not and will not conflict with or result in any material violation of or material default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any material obligation or loss of any material benefit under, or result in the imposition or creation of any material Lien upon the Units or any of the Company’s properties or assets (tangible or intangible), or cause the Company to become subject to, or liable for, the payment of any Tax under: (a) any provision of the Company’s Organizational Documents; (b) any Disclosable Contract; (c) any Company Authorization; or (d) any Law applicable to the Company or any of its properties or assets (whether tangible or intangible).

2.4 Consents.

(a) No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to any Governmental Entity is required by, or with respect to, the Company in connection with the execution, delivery and performance by the Company of this Agreement and the Related Agreements to which the Company is a party or the consummation by the Company of the Transactions.

(b) Schedule 2.4(b) of the Company Disclosure Schedule sets forth all notices to, and all consents, waivers and approvals of, parties to any Disclosable Contract that are required thereunder in connection with the Transactions, or for any such Disclosable Contract to remain in full force and effect without limitation, modification or alteration (including payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay pursuant to the terms of such Disclosable Contract had the Transactions not occurred) after the Closing Date so as to preserve all rights of, and benefits to, the Company under such Disclosable Contract from and after the Closing Date. Except as set forth on Schedule 2.4(b) of the Company Disclosure Schedule, all such notices, consents, waivers and approvals have been properly made and obtained, are in full force and effect, and copies thereof have been delivered to Buyer.

2.5 No Subsidiaries. The Company does not own, and has never owned, directly or indirectly, any capital stock of or any other equity interest in, or controlled, directly or indirectly, any other Person, and the Company is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity, other than commercial relationships entered into in the Ordinary Course of Business that do not involve

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shared or joint equity ownership by either party, the sharing of profits or losses or any form of joint or shared liability.

2.6 Company Capital Structure.

(a) The issued and outstanding equity interests of the Company consist exclusively of the Units. The Company does not have any equity or ownership interests of any kind authorized, designated, issued or outstanding other than the Units. All of the Units are owned of record and beneficially by the Securityholder. Schedule I is a true and complete schedule of the percentage of the Purchase Price to be received by the Securityholder and each Phantom Share Recipient. The Units are owned by the Securityholder free and clear of any and all Liens (other than restrictions pursuant to applicable securities Laws), and upon delivery of the Units hereunder, Buyer will acquire good and marketable title thereto, free and clear of any and all Liens (other than restrictions pursuant to applicable securities Laws). All rights and powers to vote the Units are held exclusively by the Securityholder. All of the Units (i) have been duly authorized and validly issued and are fully paid, non-assessable and not subject to preemptive rights or similar rights created by statute, the Company’s Organizational Documents or any agreement to which the Company is a party, and (ii) have been offered, sold, issued and delivered by the Company in all material respects in compliance with the terms of any applicable agreement or other understanding to which the Company is a party, the Organizational Documents of the Company and all applicable Laws. No shares of Company Capital Stock are subject to vesting or a right of repurchase or to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code, and duly and properly completed elections under Code 83(b) were timely and properly filed with the IRS with respect to any shares of Company Capital Stock that at any time were subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code.

(b) (i) Except as set forth on Schedule 2.6(b) of the Company Disclosure Schedule, the Company has not adopted, sponsored or maintained any stock option plan, stock appreciations rights plan, or any other plan, policy or agreement providing for equity or ownership interest compensation to any Person that is still in effect or with respect to which any equity instrument or right is outstanding. Except as set forth on Schedule 2.6(b) of the Company Disclosure Schedule, all stock option plans, stock appreciation rights plans or any other plans, policies or agreements providing for equity or ownership interest compensation to any Person that the Company has ever adopted, sponsored or maintained (collectively, the “Prior Plans”) have been terminated by proper action of the Company Board, and there are currently no Company Securities or Security Rights thereto, outstanding under any of the Prior Plans.

(ii) There are no outstanding Security Rights for or related to any Company Security, whether or not currently exercisable, and the Company does not have any (x) commitment to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Company Security or (y) obligation to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any Security Right for or related to any Company Security. Except as set forth on Schedule 2.6(b), there are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company.

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(c) There are no (i) voting trusts, proxies or other agreements or understandings with respect to any Company Securities to which the Company is a party, by which the Company is bound, or of which the Company has knowledge, or (ii) agreements or understandings to which the Company is a party, by which the Company is bound, or of which the Company has knowledge relating to the voting, registration, sale or transfer (including agreements relating to rights of first refusal, “co-sale” rights or “drag-along” rights) of any Company Securities pursuant to which the Company has any current or ongoing obligations to any third party.

(d) A copy of the Phantom Share Plan (including all Phantom Share Agreements (as defined in the Phantom Share Plan)), as approved and adopted by the stockholders and the Company Board on October 25, 2013 is attached as Schedule 2.6(d) of the Company Disclosure Schedule. Schedule I is a true and complete schedule of each Phantom Share Recipient, the number of Phantom Shares held by each Phantom Share Recipient (including an identification of vested Phantom Shares), and the consideration to be received, individually and in the aggregate, by the Phantom Share Recipients pursuant to the Phantom Share Plan and this Agreement.

2.7 Company Financial Statements and Internal Controls.

(a) Schedule 2.7(a) of the Company Disclosure Schedule sets forth (i) the audited balance sheets and the related audited statements of income and retained earnings and cash flows of the Company as of and for the fiscal years ended December 31, 2020 and 2019; (ii) the unaudited balance sheet and the related unaudited statements of income and retained earnings and cash flows of the Company as of and for the fiscal year ended December 31, 2021 and (iii) the unaudited balance sheet of the Company (the “Company Balance Sheet”) as of October 31, 2022 (the “Balance Sheet Date”), and the related unaudited statements of income and retained earnings and cash flows for the nine (9)-month period then ended (the financial statements referred to in items (i) and (ii), collectively, the “Company Financial Statements”). The Company Financial Statements have been prepared from the books and records of the Company and in accordance with the Accounting Principles in all material respects, applied on a consistent basis throughout the periods indicated, except for the absence of footnotes in the case of the unaudited Company Balance Sheet. The Company Financial Statements fairly present, in all material respects, the financial position, results of operations and cash flows of the Company as of the dates and for the periods indicated therein, subject, in the case of the Company Balance Sheet, to normal year-end adjustments, which were not material in amount or significance.

(b) The Company’s revenue recognition policy is consistent with the Accounting Policies. The Company has in place systems and processes that are designed to (i) prevent and detect material misstatements so as to provide reasonable assurances regarding the reliability of the Company Financial Statements and (ii) in a timely manner accumulate and communicate to the Company’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in the Company Financial Statements. Neither the Company, nor any Selling Party, nor, to the Company’s knowledge, any Employee, auditor, accountant or Representative of the Company, has received, or otherwise had or obtained knowledge of, any material complaint, allegation, assertion or claim, whether written or oral, regarding the adequacy of such systems and processes or the accuracy or integrity of the Company Financial Statements. To the Company’s knowledge, there have been no instances of fraud by the

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Company or its Employees, whether or not material, that occurred during any period covered by the Company Financial Statements.

(c) To the Company’s knowledge, no Employee has provided or threatened to provide information to any Governmental Entity regarding the commission of any crime, or the violation of any Law applicable to the Company or any part of its operations, by the Company.

(d) During the periods covered by the Company Financial Statements, the Company’s accountants were independent of the Company and its management.

2.8 Liabilities.

(a) Except for liabilities: (i) recorded or reserved against on the Company Balance Sheet; (ii) incurred since the Balance Sheet Date in the Ordinary Course of Business; (iii) that are executory obligations arising in the Ordinary Course of Business under any agreements of the Company (and not as a result of a breach thereof), (iv) that are Company Expenses, or (iv) set forth on Schedule 2.8(a) of the Company Disclosure Schedule, the Company does not have any material debts, liabilities, demands or obligations of any nature (whether known or unknown, accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, or as a guarantor or otherwise). The Company has no “off-balance sheet arrangements” (as such term is defined in Item 303(a)(4) of Regulation S-K promulgated under the Exchange Act).

(b) Schedule 2.8(b) of the Company Disclosure Schedule lists: (i) all accounts payable of the Company as of the Closing Date and the aging thereof; (ii) any customer deposits revenue or other deposits held by the Company as of the Closing Date; and (iii) all Indebtedness of the Company as of the Closing Date. All accounts payable of the Company that arose after the Balance Sheet Date have been recorded on the accounting books and records of the Company. All outstanding accounts payable of the Company represent valid obligations arising from bona fide purchases of assets or services, which assets or services have been delivered to the Company.

(c) Schedule 2.8(c) of the Company Disclosure Schedule lists: (i) each item of Indebtedness of the Company and sets forth each agreement in effect with respect thereto and the holder thereof and (ii) each Lien to which the Company or any of its respective properties, assets or undertakings is subject or bound and each agreement with respect thereto.

(d) The Company has not, at any time: (i) made a general assignment for the benefit of creditors; (ii) filed, or had filed against it, any bankruptcy petition or similar filing; (iii) suffered the attachment or other judicial seizure of all or a substantial portion of its assets; (iv) admitted in writing its inability to pay its debts as they become due; or (v) been convicted of, or pleaded guilty or no contest to, any felony. To the Company’s knowledge, none of the Company’s current Employees has been convicted of, or pleaded guilty or no contest to, any felony during the prior seven (7) years.

2.9 Absence of Certain Changes. Except for the Pre-Transaction Reorganization, as set forth on Schedule 2.9 of the Company Disclosure Schedule, or as specifically contemplated by this Agreement, since the Balance Sheet Date there has been no Company Material Adverse Effect, and there has not been, occurred or arisen any:

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(a) transaction by the Company, except (i) in the Ordinary Course of Business and in an amount not in excess of $150,000 individually or (ii) outside the Ordinary Course of Business in an amount not in excess of $100,000 individually or $250,000 in the aggregate;

(b) amendments or changes to the Organizational Documents of the Company;

(c) capital expenditure or capital commitment by the Company in any amount in excess of $100,000 in any individual case or $250,000 in the aggregate;

(d) payment, discharge or satisfaction, in any amount in excess of $100,000 in any individual case or $250,000 in the aggregate, of any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise of the Company), other than payments, discharges or satisfactions in the Ordinary Course of Business of liabilities reflected or reserved against in the Company Balance Sheet;

(e) (i) failure to pay accounts payable when due consistent with past practice or any delay in payment thereof or any renegotiation thereof, (ii) request by the Company to accelerate the payment of any accounts receivable or (iii) change to or deviation from the Company’s cash management practices, in each case except in the Ordinary Course of Business;

(f) destruction of, damage to or loss of any material assets of the Company (whether or not covered by insurance), or loss of any material business or customer of the Company;

(g) actual, or to the Company’s knowledge, threatened or pending, work stoppage, labor strike or other labor trouble, or any actual, or to the Company’s knowledge, threatened or pending, Action, demand, labor dispute or grievance relating to any labor, employment and/or safety matter involving the Company, including written complaints or claims of wrongful discharge, discrimination, wage and hour violations, health and safety Law violations, or other unlawful labor and/or employment practices or actions;

(h) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company;

(i) change in any Tax accounting method or practice, filing of any amended Tax Return, entrance into any closing agreement, settlement or compromise of any Tax claim, assessment or proceeding, adoption of any Tax election inconsistent with prior practice, change or revocation of any Tax election, or change of any fiscal or Tax year, in each case with respect to the Company;

(j) revaluation by the Company of any of its assets, including the writing down of the value of inventory or writing off of notes or accounts receivable, except in the Ordinary Course of Business;

(k) (i) declaration, setting aside or payment of a dividend or other distribution (whether in cash, equity or property) on or with respect to or redemption or purchase by the Company of any Company Security or any Security Rights therefor, (ii) any split, combination or reclassification of any Company Security, or (iii) any issuance or authorization of the issuance of

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any Company Security or any Security Rights or any securities in respect of, in lieu of or in substitution for, any of the foregoing;

(l) except in connection with payment of the Phantom Share Amount and Change in Control Payments, (i) increase in the salary or other compensation (of any type or form) payable or to become payable by the Company to any of its Employees, or to any of its Independent Contractors, or (ii) modification of any existing salary, bonus, commission, severance, equity compensation or other equity arrangement or any other compensatory arrangement with any such Person (including under any profit sharing, management by objectives, incentive, gainsharing, competency or performance plan), or modification or waiver of any of the terms or conditions thereof or the performance or other criteria or condition to payment or earning thereof, or (iii) repricing of any right to acquire Company Securities or any amendment or acceleration or waiver of any vesting terms related to any award of, or award with respect to, any Company Securities held by any such Person, or (iv) declaration, payment, commitment, approval of, or undertaking of an obligation of any other kind for the payment by the Company of a bonus, commission or other additional salary, compensation or employee benefits to any such Person (including under any profit sharing, management by objectives, incentive, gainsharing, competency or performance plan);

(m) Employee terminations and/or layoffs by the Company for any reason, either with or without cause;

(n) (i) grant of any severance or termination pay or benefits to any Employee, or entering into any agreement with respect thereto, except payments made pursuant to written agreements outstanding on the Closing Date and as set forth on Schedule 2.9(n) of the Company Disclosure Schedule; (ii) adoption or amendment of any employee benefit plan, change in control or retention agreement or severance plan; or (iii) entering into any employment contract, extension of any employment offer, or payment or agreement to pay any bonus or special remuneration to any Employee other than the hiring of non-executive at-will Employees or Independent Contractors in the Ordinary Course of Business pursuant to the Company’s standard hiring practices and without any change in control or severance obligations other than the Company’s standard severance policy;

(o) entering into of any agreement by the Company, any termination, extension, amendment or modification of the material terms of any agreement by the Company or any waiver, release or assignment of any material rights or claims thereunder, in each case except in the Ordinary Course of Business;

(p) sale, lease, license or other disposition of any of the material assets or properties of the Company, or creation of any Lien (other than any Permitted Lien) on such assets or properties, except sales or non-exclusive licenses of Company Products in the Ordinary Course of Business;

(q) loan by the Company to any Person, incurrence by the Company of any Indebtedness, (except for trade payables incurred in the Ordinary Course of Business), guarantee by the Company of any Indebtedness, entrance into any capital lease, issuance or sale of any debt

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securities of the Company or purchase of or guaranteeing of any debt securities of others, except for advances to Employees for travel and business expenses in the Ordinary Course of Business;

(r) waiver or release of any right or claim of the Company, including any write-off or other compromise of any account receivable of the Company, except in the Ordinary Course of Business;

(s) commencement, or written notice, or, to the knowledge of the Company, threat of commencement, of any lawsuit or proceeding against or investigation by a Governmental Entity of the Company or its affairs, or settlement of any lawsuit, proceeding or investigation (regardless of the party initiating the same);

(t) (i) transfer or sale by the Company of any rights to the Company Intellectual Property or the entering into of any license agreement (other than non-exclusive end-user license agreements entered into by the Company in the Ordinary Course of Business that do not include any rights with respect to source code), distribution agreement, reseller agreement, security agreement, assignment or other conveyance or option for the foregoing, pursuant to which rights to the Company Intellectual Property are granted, transferred or sold by the Company to any Person, (ii) purchase or other acquisition of any Intellectual Property by the Company or the entering of the Company into of any license agreement (other than licenses for commercially available, off-the shelf Software that is subject to a standard form license agreement that have not been negotiated), distribution agreement, reseller agreement, security agreement, assignment or other conveyance or option for the foregoing, pursuant to which rights to the Intellectual Property of any Person are purchased, acquired or obtained by the Company, (iii) material change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by Persons who have licensed Intellectual Property to the Company (other than off the shelf shrink wrap, click through or similar licenses for commercially available software, in each case with no recurring license fee) or (iv) entering by the Company into, or amendment by the Company of, any agreement with respect to the development of any Intellectual Property with a third party or pursuant to which any Person is granted marketing, manufacturing or similar rights with respect to any Company Intellectual Property;

(u) Agreement, or material modification to any agreement, pursuant to which any Person was granted marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to any Company Products, Services or Company Intellectual Property

(v) event, occurrence, change, effect or condition of any character that, individually or in the aggregate, has had or reasonably would be expected to have a Company Material Adverse Effect;

(w) voluntary prepayment or other non-mandatory payment of, or in respect of, any Indebtedness, or any Lien, other than in the Ordinary Course of Business; or

(x) agreement by the Company to do any of the things described in the preceding clauses (a) through (v) (other than negotiations with Buyer and its Representatives regarding the Transactions).

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2.10 Accounts Receivable; Bank Accounts. Schedule 2.10(a) of the Company Disclosure Schedule lists all accounts receivable of the Company as of the date hereof. Except as set forth on Schedule 2.10(a) of the Company Disclosure Schedule, all of the accounts receivable of the Company as of the date hereof (x) represent bona fide transactions that arose in the Ordinary Course of Business, (y) are not currently subject to material claims for setoffs or counterclaims and (z) to the Company’s knowledge, are current and collectible. There are no Liens other than Permitted Liens on any account receivable, and no written request or agreement for a material deduction or material discount has been made with respect to any account receivable. Except as set forth on Schedule 2.10(a) of the Company Disclosure Schedule, the Company has not received written notice from any customer that such customer does not intend to pay any account receivable. Set forth on Schedule 2.10(b) of the Company Disclosure Schedule is a description of each account maintained by or for the benefit of the Company at any bank or other financial institution including the authorized signatories of each account. There are no outstanding powers of attorney executed on behalf of the Company.

2.11 Restrictions on Business Activities. There is no agreement or judgment, injunction, order or decree, in each case to which the Company is a party, subject or otherwise binding upon the Company, that would reasonably be expected to prohibit, impair or otherwise materially limit: (i) any business practice of the Company; (ii) any acquisition of property (tangible or intangible) by the Company; or (iii) the conduct of business by the Company. Without limiting the generality of the foregoing, the Company has not (x) entered into any agreement under which the Company or any of its present Affiliates is materially restricted from selling, licensing, manufacturing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market or (y) granted any Person exclusive rights to sell, license, manufacture or otherwise distribute any of the Company’s technology or products in any geographic area or with respect to any customers or in any segment of the market.

2.12 Real Property; Leases.

(a) None of the real property used or occupied by the Company, together with all buildout, fixtures and improvements created thereon (“Company Real Property”), expressly excluding trade fixtures, supplies and moveable furniture and equipment, is owned by the Company, nor has the Company ever owned any real property. All of the Company Real Property is leased or subleased by the Company. The Company does not have, and has not previously had, any right of ownership, right of use, option, right of first refusal or contractual obligation to purchase, or any other legal or equitable right, estate or interest in, or affecting, any land or buildings other than the Leases.

(b) Schedule 2.12(b) of the Company Disclosure Schedule sets forth all leases, subleases and other agreements pursuant to which the Company derives its rights in any Company Real Property (the “Leases”), including, with respect to each such Lease, the identity of the landlord or sublandlord, the addresses, and the date of such Lease and of each amendment thereto.

(c) The Leases are valid, binding and enforceable in accordance with their respective terms, and there does not exist under any such Lease any material default by the Company, to the Company’s knowledge, by any other Person, or any event that, with or without

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notice or lapse of time or both, would constitute a material default by the Company or, to the Company’s knowledge, by any other Person. No notice or agreement to terminate any Lease has been served on the Company, or entered into by any Person with respect thereto. The Company has delivered to Buyer complete copies of all Leases, including all amendments and agreements related thereto, and the Leases constitute the entire agreement between the Company and each landlord or sublandlord with respect to the Company Real Property. All material rent and other material charges currently due and payable under the Leases have been paid, except for liabilities reflected or reserved against in the Company Financial Statements.

(d) There are no material disputes in respect of the Company Real Property or the Leases that would reasonably be expected to interfere to any material extent with the continued use and occupancy by the Company of the Company Real Property, and to the Company’s knowledge, the use and occupation of the Company Real Property by the Company is in material compliance with all applicable Laws.

2.13 Assets; Absence of Liens and Encumbrances.

(a) Schedule 2.13(a) of the Company Disclosure Schedule identifies as of the Closing Date all equipment, materials, tangible prototypes, tools, supplies, vehicles, furniture, fixtures, improvements and other tangible assets of the Company with an individual book value of greater than $100,000. The assets and properties of the Company are all of the assets and properties used in the conduct of the business of the Company as currently conducted.

(b) The Company has good and valid title to, or, in the case of Company Real Property and leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens except for Permitted Liens and such imperfections of title and encumbrances, if any, that are not material in character, amount or extent, and that do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

2.14 Intellectual Property.

(a) (i) Schedule 2.14(a)(i) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Company Registered Intellectual Property(setting forth, for each item, the full legal name of the owner of record, applicable jurisdiction, status, application or registration number, and date of application, registration or issuance, as applicable).

(ii) The Company has materially complied with all the requirements of all applicable Governmental Entities to maintain the Company Registered Intellectual Property in full force and effect, including payment of all required fees when due to such offices or agencies. Except as set forth on Schedule 2.14(a)(ii) of the Company Disclosure Schedule there are no actions that must be taken by the Company within one hundred twenty (120) days of the Closing, including the payment of any registration, maintenance or renewal fees or the filing of any responses to United States Patent and Trademark Office or foreign counterparts, as the case may be, office actions, documents, applications or certificates for the purpose of obtaining, maintaining, perfecting or preserving or renewing such Company Registered Intellectual Property. All

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Company Intellectual Property owned or purported to be owned by the Company (the “Owned Intellectual Property”) is subsisting and enforceable and has not been abandoned or passed into the public domain. The Company has taken reasonable steps to preserve, police and protect the integrity of its trademark rights included in the Owned Intellectual Property.

(b) Each item of Company Intellectual Property is either: (i) owned solely by the Company, or (ii) rightfully and legally used and authorized for use by the Company and its permitted successors and assigns pursuant to a valid and enforceable written license or other agreement or under applicable Laws, including any items that have fallen into or otherwise been dedicated to, the public domain (as such term is defined under applicable copyright Laws), in each case, free and clear of any Liens other than Permitted Liens or those imposed pursuant to Company IP Agreements. Such Company Intellectual Property constitutes all of the Intellectual Property necessary for, or used in connection with, the operation of the business of the Company as presently conducted, and there is no other Intellectual Property that is material or necessary to the operation of the business of the Company as presently conducted.

(c) There is no Action pending or asserted by the Company against any Person concerning infringement of the Owned Intellectual Property. To the Company’s knowledge, no Person has violated, misappropriated or infringed, or is violating, misappropriating or infringing, any Owned Intellectual Property. The conduct of the business of the Company has not and now does not violate, misappropriate or infringe the Intellectual Property of any Person, and the Company has not received any written notice of any actual or threatened Actions alleging a violation, misappropriation or infringement by the Company of the Intellectual Property of any other Person. The Company has not received any written notice or written claim challenging the validity, registrability, enforceability, ownership or use of any Owned Intellectual Property. There is no Action pending, asserted, or, to the Company’s knowledge, threatened against the Company concerning, contesting or seeking to deny the ownership, validity, registrability, enforceability of, or use of the Company’s right to use, any Owned Intellectual Property.

(d) The execution and delivery of this Agreement by the Company and the consummation of the Transactions will not constitute a default under, give rise to cancellation rights under or otherwise adversely affect any of the rights of the Company under, any Company Intellectual Property, or result in the breach, modification, termination or suspension of (or give the other party thereto the right to cause any of the foregoing) any of the Company IP Agreements, nor will such execution and delivery or consummation require the consent of any such party that has not been obtained prior to such execution and delivery or consummation. Following the Closing Date, Buyer will be permitted to exercise all of the Company’s respective rights and receive all of their respective benefits (including payments) under the Company IP Agreements to the same extent that Company would have been able to, had the Transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration.

(e) The Company takes and has taken commercially reasonable measures to protect and maintain the confidentiality of all trade secrets and other confidential or proprietary information used or held for use in connection with the operation of the business of the Company as currently conducted. Except as set forth on Schedule 2.14(e) of the Company Disclosure Schedule, the Company (or its predecessors) has obtained from all parties (including employees and current or former consultants, independent contractors and subcontractors) who have created

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any portion of, or otherwise who are or were involved in the creation or development of, any Owned Intellectual Property, or who are or were provided access to trade secrets or confidential or proprietary information of Company, valid and enforceable written agreements pursuant to which each such party assigned to the Company all rights in and to such Owned Intellectual Property and/or agreed, under reasonable and customary conditions, to maintain the confidentiality of all such trade secrets and proprietary and confidential information. To the knowledge of Company, (i) there has been no misappropriation of any trade secrets that constitute Owned Intellectual Property by any Person; (ii) no employee, independent contractor or agent of the Company has misappropriated any trade secrets of any other third party in the course of performance as an employee, independent contractor or agent of the Company; and (iii) no employee, independent contractor or agent of the Company is bound by or otherwise subject to any obligations to a third-party restricting such employee, independent contractor or agent from performing his or her duties for the Company or in breach of any contract with any former employer or other entity concerning any Intellectual Property of the Company or confidentiality.

(f) The Company owns, free and clear of all Liens (other than Permitted Liens or those imposed in any Company IP Agreement), or has the right to use, the IT Assets owned or used by the Company (the “Company IT Assets”). The Company IT Assets constitute all of the IT Assets necessary for or material to the conduct of the business of the Company as presently conducted. The Company IT Assets operate and perform materially as required for the Company to conduct its business as of the Closing Date, and have not materially malfunctioned or failed in the conduct thereof. The Company has implemented commercially reasonable backup, security and disaster recovery technology, and, to the Company’s knowledge, no Person has gained unauthorized access to any Company IT Assets in any way that would adversely affect the Company or its business as currently conducted.

(g) Schedule 2.14(g) of the Company Disclosure Schedule lists the most current embodiment of all Company Software material to the operation of the Company’s business as currently conducted (including, without limitation, Company Products). At the Closing, the Company shall possess complete and correct copies of the most current embodiment of the source code and object code formats of the Company Software and the most current revisions to all user and technical documentation related to the Company Software as well as all prior versions of the Company Software and documentation that have been distributed to customers. The Company Software substantially conforms to the specifications applicable to such Software as promulgated by the Company. The Company Software is free of material defects in programming and operation and does not contain any passwords, keys, security devices, trap doors or, to the knowledge of Company, any instructions commonly referred to as Trojan horses, anomalies, worms, self-destruct mechanisms, or time/logic bombs that (i) interfere with the functionality described in the applicable specifications or (ii) interfere with the use of the Company Software or the Company Products for their intended purpose or would reasonably be anticipated to have an adverse impact on the operation of other software programs or operating systems. To the extent the Company exports Company Software outside the United States, the Company has obtained all approvals necessary for exporting the Company Software outside the United States and importing the Company Software into any country in which the Company Software is now sold or licensed for use, and all such export and import approvals in the United States and throughout the world are valid, current, outstanding and in full force and effect. No rights in the Company Software have been transferred by the Company to any Person except to the customers or resellers of the

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Company to whom the Company has non-exclusively licensed such Company Software in the Ordinary Course of Business. No source code version of any Company Software has been provided by the Company to any Person that is not an employee, consultant, or contractor of the Company, nor is the Company obligated to provide any such source code to any such Person whether by contingent event or otherwise. The Company has the right to use all software development tools, library functions, compilers, and other software that are material to the business of the Company or that are required to operate or modify the Company Software.

(h) (i) Schedule 2.14(h)(i) of the Company Disclosure Schedule sets forth a true and complete list of all Company IP Agreements relating to Licensed Intellectual Property (other than executable code software licenses for generally available off-the-shelf Software). Schedule 2.14(h)(i) of the Company Disclosure Schedule sets forth, as of the date hereof, all agreements under which the Company is obligated to make payments (in any form, including royalties, milestones and other contingent payments) to third parties for use of any Licensed Intellectual Property. The Company is not obligated to pay any royalties or other compensation (other than market rate fees for standard Software licenses that are generally commercially available), to any Person (including, without limitation, any current or former stockholders, Employees, or Independent Contractors) in respect of its ownership, use or license of any Company Intellectual Property. (ii) Schedule 2.14(h)(ii) of the Company Disclosure Schedule lists all Company IP Agreements pursuant to which the Company has granted any license or other right to any Person with respect to the Owned Intellectual Property or Licensed Intellectual Property, but excluding reasonable and customary end-user licenses granted by the Company to its customers in the Ordinary Course of Business. Except as disclosed in Schedule 2.14(h)(ii) of the Company Disclosure Schedule with respect to Company IP Agreements, there are no outstanding rights or options (whether or not currently exercisable), licenses or agreements of any kind (including, without limitation, any agreement for joint development and/or joint ownership of Intellectual Property) granted by the Company relating to the Company Intellectual Property. The Company is not in breach of and has not failed to perform under, any of the Company IP Agreements and, to Company’s knowledge, no other party to any such Company IP Agreement is in breach thereof or has failed to perform thereunder.

(i) Other than as set forth in Schedule 2.14(i) of the Company Disclosure Schedule, (1) the Company does not use any Publicly Available Software in the development of Company Products or any other product or service of the Company and (2) there is no Publicly Available Software contained in Company Products or any other product or service of the Company.

(j) No Governmental Entity, university or educational institution has performed sponsored research and development in connection with the business of the Company as currently conducted under an agreement or arrangement with the Company that would provide such Governmental Entity, university or educational institution with any claim of ownership to any Owned Intellectual Property that is necessary for or material to the conduct of the business of the Company.

2.15 Provision of Services.

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(a) Each product (including any software or technology product) or service developed, manufactured, sold, licensed, leased or delivered by the Company (collectively, the “Company Products”) was and has been in conformity in all material respects with the specifications for such Company Product, all applicable contractual commitments and all applicable express and implied warranties at the time such Company Product was sold, licensed, leased or delivered and during all applicable warranty periods (whether express, implied, contractual or other). The Company has no liability or obligation (and to the Company’s knowledge, there is no basis for any present or future Action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company giving rise to any liability or obligation) for replacement or repair thereof or other damages in connection therewith except liabilities or obligations for replacement or repair incurred in the Ordinary Course of Business. Schedule 2.15(a) of the Company Disclosure Schedule includes a copy of the standard terms and conditions of sale, license, or lease for each of the Company Products. No Company Product is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale, license or lease or beyond that implied or imposed by applicable Law. Each Company Product was free of any material design, construction, manufacturing or other defects at the time of license, lease, sale and delivery.

(b) All services provided by the Company to any Person (“Services”) were performed in material conformity with the terms and requirements of all applicable express and implied warranties made by the Company, all applicable services agreements to which the Company is a party, and in all material respects with all applicable Laws. Except as set forth on Schedule 2.15 of the Company Disclosure Schedule, there is no material claim pending or, to the Company’s knowledge, threatened against the Company relating to any Services or services agreement and, to the Company’s knowledge, there is no reasonable basis for the assertion of any such claim. To the Company’s knowledge, except as set forth on Schedule 2.15 of the Company Disclosure Schedule, the Company has no “loss contract” or other agreement where the expected cost to complete the contract exceeds either (i) the fees and payments received and to be received pursuant to such contract or (ii) the Company’s budgeted expense with respect thereto.

2.16 Company Contracts.

(a) Except as set forth on Schedule 2.16 of the Company Disclosure Schedule, the Company does not have, is not a party to or is not bound by:

(i) any collective bargaining agreement;

(ii) any Employment Agreement;

(iii) any bonus or any other incentive compensation, deferred compensation, severance, salary continuation, pension, profit sharing or retirement plan, or any other employee benefit plan, scheme or arrangement that is not listed on Schedule 2.26(a) of the Company Disclosure Schedule;

(iv) any commission and/or sales agreement with any current Employee or Independent Contractor, or under which a firm or other organization provides commission or

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sales-based services to the Company, that is not listed on Schedule 2.27(b) of the Company Disclosure Schedule;

(v) any equity incentive plan or scheme (including any stock option plan or scheme, stock appreciation rights plan or scheme or stock purchase plan or scheme but other than the Phantom Share Plan) under which any Company Security or any Security Right with respect thereto has been or may be granted or issued, and any agreement, plan or scheme any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, or the payment or timing of payment will be triggered in whole or in part, by the consummation of the Transactions or the value of any of the benefits of which will be calculated on the basis of the Transactions;

(vi) any fidelity or surety bond or completion bond;

(vii) any lease of personal property having a value individually in excess of $100,000;

(viii) any agreement whereby the Company has guaranteed or otherwise agreed to cause, insure or become liable for, or pledged any of its assets to secure, the performance or payment of, any obligation or other liability of any Person;

(ix) any agreement containing any covenant materially limiting the freedom of the Company to (x) engage in any line of business or in any geographic territory or to compete with any Person, or which grants to any Person any exclusivity with respect to any geographic territory, any customer, or any product or service or (y) solicit for employment, hire or employ any Person;

(x) any agreement relating to capital expenditures and involving future payments in excess of $100,000 in any individual case or $250,000 in the aggregate;

(xi) any agreement relating to the acquisition or disposition of material assets or any equity interest in any business enterprise outside the Ordinary Course of Business;

(xii) any agreement relating to the borrowing of money or the extension of credit or any Indebtedness or Lien (other than Permitted Liens, and business expense advances in the Ordinary Course of Business);

(xiii) any unpaid or unperformed purchase order or agreement (including for services) involving payments in excess of $100,000 in any individual case or $250,000 in the aggregate;

(xiv) any joint development agreement, joint venture agreement, collaboration agreement, strategic alliance agreement or similar agreement involving the sharing of profits, losses, costs or liabilities with any other Person;

(xv) any agreement granting any other Person the right to market, distribute or resell (including as an original equipment manufacturer (“OEM”) or value-added reseller) any of the Company Products;

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(xvi) any agreement granting the Company the right to market, distribute or resell any technology, products or services of any other Person;

(xvii) any agreement pursuant to which the Company has advanced or loaned any amount to the Securityholder, any former stockholder of the Company, any Employee or any Independent Contractor, other than business expense advances in the Ordinary Course of Business;

(xviii) any agreement with any customer or third Person to deliver products or services, including all end-user licenses and all Services Agreement with an annual run rate of $250,000 or more;

(xix) any agreement with any customer or third party to provide support or maintenance, to develop or customize any product or service, or to provide, support, customize or develop any third-party product, service or platform, other than those set forth on Schedule 2.14(h)(i), 2.14(h)(ii) or 2.15(b)(ii) of the Company Disclosure Schedule or otherwise outside the Ordinary Course of Business;

(xx) (y) any Government Contract and (z) any bid, offer, proposal, term sheet or other instrument that, if accepted or awarded, could reasonably be expected to lead to a Government Contract, in each case that is currently in effect or is outstanding or within the past five (5) years has been in effect or outstanding;

(xxi) any agreement pursuant to which the Company has agreed to provide “most favored nation” pricing or other similar terms and conditions to any Person with respect to the Company’s sale, distribution, license or support of any Company Products or Services;

(xxii) except for off-the-shelf Software, any agreement pursuant to which the Company has the right to (A) access any other Person’s website, software as a service, platform as a service, infrastructure as a service, cloud service or similar service, or (B) access, link to or otherwise use data, content or other assets from any such website or service;

(xxiii) any agreement entered into in the past five (5) years by the Company in relation to the settlement or other disposition of any claim by or against the Company with respect to alleged infringement or misappropriation of Intellectual Property rights, including any license agreement, whether or not listed on any other schedule hereto;

(xxiv) any agreement pursuant to which the Company has agreed to provide Services for a fixed price or maximum fee, or pursuant to any cap or other provision that provides for payment other than on an unrestricted “time and materials” basis;

(xxv) any agreement with a Government Healthcare Program or Private Programs;

(xxvi) any agreement entered into by the Company with a hospital, healthcare system, physician or physician group practice, or other healthcare provider that was not entered into using Company’s standard terms and conditions;

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(xxvii) any other agreement that involves outstanding or future payment obligations of $100,000 or more that is not cancelable by the Company without penalty within sixty (60) days; or

(xxviii) any agreement entered into by the Company with any foreign person including a nonresident alien individual, foreign corporation, foreign partnership, foreign, trust, foreign estate, and any other foreign based individual, entity or organization.

(b) Each agreement set forth or required to be set forth on Schedule 2.12, Schedule 2.14, Schedule 2.15, Schedule 2.16 of the Company Disclosure Schedule or on a Schedule cross-referenced within any of such Schedules (together with each material amendment addendum, statement of work or similar document relating thereto, each a “Disclosable Contract”) is in full force and effect and is valid, binding and enforceable against the Company and, to the Company’s knowledge, the other party thereto, in accordance with its terms. The Company is in compliance in all material respects with and has not breached, violated or defaulted under, or received written notice that it has breached, violated or defaulted under, in any material respect, any of the terms or conditions of any Disclosable Contract, nor to the Company’s knowledge has there occurred any event or occurrence that would constitute such a breach, violation or default (with or without the lapse of time, giving of notice or both) or any default by any third party. The Company is in compliance in all material respects with all delivery requirements, timelines, schedules, time of performance requirements and other milestones under all Disclosable Contracts. The Company has delivered to Buyer accurate and complete copies of all Disclosable Contracts.

2.17 Change in Control Payments. Schedule 2.17 of the Company Disclosure Schedule sets forth (a) each plan, scheme, agreement or Company Benefit Plan, other than the Phantom Share Plan (and the Phantom Share Agreements thereunder) (each a “Change in Control Agreement”) (i) pursuant to which any amounts may become payable (whether currently or in the future) to any Person (including any Employee) as a result of or in connection with the Transactions or (ii) which provides for the acceleration or early vesting of any right or benefit or lapse of any restriction as a result of or in connection with the Transactions, in each case including any such plan, scheme, agreement or Company Benefit Plan with respect to which the Transactions constitute a partial or “single trigger” or “double trigger” and (b) the amounts that may become payable pursuant to each such Change in Control Agreement.

2.18 Interested Party Transactions.

(a) Except as set forth on Schedule 2.18(a) of the Company Disclosure Schedule, to the Company’s knowledge, no officer, director or Affiliate of the Company and no former stockholder (nor any ancestor, sibling, descendant or spouse of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an economic interest) has, directly or indirectly, (i) an economic interest in any Person that purchases from or sells or furnishes to the Company any goods or services, (ii) received any service from the Company or provided any service to the Company, which has not been invoiced and rendered on an arms’ length basis or (iii) a beneficial interest in any agreement to which the Company is a party or by which it or its properties or assets is bound; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any entity” for purposes of this Section 2.18.

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(b) Except as set forth on Schedule 2.18(b) of the Company Disclosure Schedule, there are no receivables of the Company owed by any Employee or Independent Contractor to the Company or any Selling Party (or any ancestor, sibling, descendant, or spouse of any such Persons, or any trust, partnership, or corporation in which any of such Persons has an economic interest), other than advances to employees in the Ordinary Course of Business for reimbursable business expenses (as determined in accordance with the Company’s established employee reimbursement policies and consistent with past practice). None of the Selling Parties have agreed to, or assumed, any obligation or duty to guaranty or otherwise assume or incur any obligation or liability of the Company or an Affiliate of the Company.

2.19 Compliance with Laws.

(a) Over the last five (5) years or such other timeframe as specified in this Agreement, the Company has complied and is now in compliance in all material respects with, is not in material violation of, and has not received any written notices of material violation or alleged material violation with respect to, any Law.

(b) Over the past five (5) years or such other timeframe as specified in Section 2.20, the Company has complied in all material respects with, is now in compliance in all material respects with, and has not taken any action that has violated in any material respect or would reasonably be expected to result in a material violation of any Law related to the import and export of commodities, services, software, technology or other Intellectual Property or other customs Laws, including the USA Patriot Act, the Export Administration Act, the Export Administration Regulations, the Arms Export Control Act, the International Traffic in Arms Regulations, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the Foreign Asset Control Regulations, customs Laws and any rules and regulations issued under any of the foregoing, as well as any other export control Laws or Laws otherwise covering the same issues as the aforementioned regulations issued by other relevant Governmental Entities (“Export Laws”) and all foreign exchange Laws of all jurisdictions in which the Company has done business (“Foreign Exchange Laws”). Over the past five (5) years or such other timeframe as specified in Section 2.20, no Action, hearing, charge, complaint, or written notice has been filed or commenced against the Company alleging any failure to comply with the Export Laws or Foreign Exchange Laws. The Company has full export privileges pursuant to applicable Law. The Company is not under any export sanction or debarment from any office or agency of the United States or other Governmental Entity. To the knowledge of the Company, there are no Actions of any nature pending that would reasonably be expected to result in the loss of export privileges for the Company prior to or after the Closing Date.

(c) Neither the Company, nor any of its members, directors or officers, has been debarred, suspended, proposed for debarment, or excluded from participation in the bidding for or award of a Government Contract. There is no criminal or civil Action pending or, to the Company’s knowledge, threatened against the Company under the United States False Claims Act, the United States Procurement Integrity Act, the United States Truth in Negotiations Act, the United States Contract Disputes Act or any other federal Law. To the Company’s knowledge, there is no qui tam suit pending against the Company. The Company is not subject to any audit or investigation pertaining to a Government Contract. No cost or charge pertaining to any Government Contract is the subject of any audit or investigation or has been disallowed by any

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Governmental Entity. The Company is in compliance in all respects with all material representations and certifications made to Governmental Entities in response to requests for proposals pursuant to which the Government Contracts were awarded.

2.20 Healthcare Laws.

(a) Except as set forth on Schedule 2.20(a), for the past six (6) years, the Company and its directors, officers, managers, and employees is and has operated in compliance in all material respects with all applicable Healthcare Laws, and to the knowledge of the Company, no consultant or agent has engaged in any act on behalf of the Company that violates any Healthcare law. There is no Action pending against the Company nor, to the Company’s knowledge, is any such Action threatened, alleging or giving rise to any material noncompliance with any Healthcare Law or Healthcare Permit requirement, and Company has not been, and is not, subject to any Order with respect to compliance with applicable Healthcare Laws or any of the Healthcare Permits. The Company has not received any written notice from any Governmental Entity or Third-Party Payor, and to the Company’s knowledge none is threatened, that the Company has failed to comply in any material respect with any applicable Healthcare Law, and (ii) Company has not received any notice of any legal proceeding by any Governmental Entity, and to the Company’s knowledge none is threatened, having jurisdiction over the Healthcare Permits to revoke, suspend, withdraw or otherwise restrict any Healthcare Permit. No event has occurred, and to the Company’s knowledge, no condition exists that, with or without the lapse of time, the giving of notice, or both, would constitute a material breach or violation by the Company of, or would constitute grounds for an adverse legal proceeding against Company with respect to, applicable Healthcare Laws or any Healthcare Permits.

(b) Neither the Company nor any of its officers, managers, directors or employees, have been (i) excluded, suspended, debarred, or otherwise restricted from participation in any Government Healthcare Program, (ii) subject to a civil monetary penalty assessed under Section 1128A of the Social Security Act, or (iii) listed on the Office of Inspector General of the Department of Health and Human Services (the “OIG”) List of Excluded Individuals/Entities; or (iv) convicted of a crime described at 42 U.S.C. §1320a-7b or any other federal or state law relating to the furnishing of, or billing for, health care goods and services, nor is such debarment, exclusion suspension, termination, sanction or conviction pending or, to the knowledge of Company, threatened.

(c) The Company has not: (i) been a party or subject to a corporate integrity agreement with the OIG or to a consent decree, settlement, or similar agreement with the OIG or any other Governmental Entity, (ii) had any ongoing reporting obligations pursuant to any deferred prosecution, settlement or other similar agreement with any Governmental Entity, (iii) to the Company’s knowledge, been the subject of any Action by a Government Healthcare Program alleging any failure to comply with any applicable Healthcare Law, (iv) been served with or received any search warrant, subpoena, or civil investigative demand from any Governmental Entity that involves any Healthcare Laws, a Government Healthcare Program, or a Healthcare Permit, or (v) made a disclosure to a Governmental Entity relating to material repayment obligations arising out of actual or potential violations of Healthcare Laws.

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(d) No officer, manager, or employee of Company (i) has been convicted of, charged with, entered into any settlement or deferred prosecution agreement with any Governmental Entity to avoid conviction of, or, to the Company’s knowledge, has been investigated or threatened with prosecution for, a violation of any Healthcare Law, or (ii) has knowingly made a fraudulent statement, including certification, to any Governmental Entity or agent thereof or knowingly failed to disclose a material fact required to be disclosed to a Governmental Entity, in each case, related to any applicable Healthcare Law or Healthcare Permit. None of the officers, managers, or employees of the Company are subject to a corporate integrity agreement, monitoring agreement, consent decree, settlement, or similar agreement with or imposed by any Governmental Entity for violations of Healthcare Laws.

(e) Schedule 2.20(e) sets forth true and complete list of all Permits issued to Company by a Governmental Entity required by or in compliance with applicable Healthcare Laws (each, a “Healthcare Permit”). All applications currently due for the renewal or extension of any Healthcare Permit have been duly filed with the appropriate Governmental Entity, unless otherwise set forth on Schedule 2.20(e). The Healthcare Permits listed in Schedule 2.20(e) are in full force and effect and Company is, and has at all times been, in compliance with all requirements of each such Healthcare Permit. No loss, denial, rejection or expiration of any Healthcare Permit is pending or, to the knowledge of the Company, threatened. Company has timely made all filings with Governmental Entities and third parties required for the conduct of the Company’s business and maintenance of the Healthcare Permits.

(f) Company has not engaged in any activities which are prohibited under the federal Anti-Kickback Statute, as codified in 42 U.S.C. §1320a-7b and the regulations promulgated thereunder, the Federal Stark Law, as codified in 42 U.S.C. §1395nn and the regulations promulgated thereunder, the federal Eliminating Kickbacks in Recovery Act of 2018 (EKRA), as codified in 18 U.S.C. § 220, or any similar Healthcare Laws and regulations in the states in which Company operates.

(g) The Company has at all times in the past six (6) years been in material compliance with the Healthcare Privacy Laws and has not had any “Breach” (as such term is defined under HIPAA) for which Company is required to provide notification under HIPAA or such other Healthcare Privacy Laws. The Company has created and maintained plans, policies and procedures that comply in all material respects with HIPAA and other Healthcare Privacy Laws. To the Company’s knowledge, the Company is not under investigation by any Governmental Entity for violation of HIPAA or other Healthcare Privacy Laws. The Company has not received any written notices, claims or complaints from the Health and Human Services Office for Civil Rights, the U.S. Department of Justice, the Federal Trade Commission, or the Attorney General of any state relating to any such violations of HIPAA or other Healthcare Privacy Laws.

(h) [intentionally omitted].

(i) The Company has not previously been and is not currently: (i) enrolled in or otherwise participating in any federal or state healthcare program, (ii) contracted with a Third Party Payor, and (iii) the employer of or contracted with a licensed healthcare professional to provide services that are the subject of such professional licensure to or on behalf of the Company.

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(j) The Company has not previously sold, distributed, tested, developed, stored, labeled, manufactured, produced, advertised or otherwise marketed products and/or services that are subject to the U.S. Food and Drug Administration regulations and any other federal, state or foreign laws governing medical products and related activities.

2.21 Litigation. Except as set forth on Schedule 2.21 of the Company Disclosure Schedule, there is no Action pending or, to the Company’s knowledge, threatened against the Company, any of its properties or assets. Neither the Company nor its properties are subject to any order that materially impairs the Company’s ability to operate. Schedule 2.21 lists each Action that has been commenced by or against the Company during the five (5) year period ending on the Closing Date.

2.22 Insurance. Schedule 2.22 of the Company Disclosure Schedule sets forth all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations and Employees (in such capacity) of the Company. Each of such policies is owned by the Company. There is no claim pending under any of such policies or bonds as to which the Company has received written notice that coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. There is no pending claim that would reasonably be expected to exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid and the Company is otherwise in material compliance with the terms of such policies and bonds. To the Company’s knowledge, the underwriters of such policies have not threatened termination of, or premium increase with respect to, any of such policies. The Company has never maintained, established, sponsored, participated in or contributed to any self-insurance plan or program.

2.23 Books and Records. All material actions taken by the Company were adopted and approved by the stockholders, the Company Board or any committee thereof, in each case as required by the Company’s Organizational Documents and all applicable Laws. Complete and accurate copies of the foregoing materials have been provided to Buyer.

2.24 Environmental Matters. Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect:

(a) The Company has not released any substance that has been designated by any Governmental Entity or by applicable Law to be a danger to health or the environment (a “Hazardous Material”), but excluding office and janitorial supplies properly and safely maintained. To the knowledge of the Company, the Company has not operated any underground storage tanks. No Hazardous Materials are present, as a result of the actions of the Company, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased. . The Company holds and is, and for the last five (5) years has been, in material compliance with all Permits required under all Laws relating to the protection of human health or the environment (the “Environmental Permits”).

(b) The Company has not transported, stored, used, manufactured, disposed of, released or exposed its Employees or others to Hazardous Materials in material violation of any Law, nor has the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to as “Hazardous

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Materials Activities”), in material violation of any Law promulgated to prohibit, regulate or control Hazardous Materials or any Hazardous Materials Activities.

(c) No Action, investigation, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Company’s knowledge, threatened, concerning any Company Authorization, Hazardous Material or any Hazardous Materials Activities of the Company. To the knowledge of the Company, there is no fact or circumstance that would reasonably be expected to involve the Company in any environmental litigation or impose upon the Company any environmental liability.

2.25 Brokers’ and Finders’ Fees. Except as set forth on Schedule 2.25 of the Company Disclosure Schedule, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the Transactions, and no engagement letter or similar agreement with respect to this Agreement or any other change in control of the Company or sale, transfer or other disposition of all or substantially all of its assets is in effect.

2.26 Employee Benefit Plans.

(a) Schedule 2.26(a) lists all Company Benefit Plans. The term “Company Benefit Plan” means: (i) any “employee benefit plan” within the meaning of Section 3(3) of ERISA and (ii) all plans, schemes, programs, arrangements, policies, practices or understandings providing for fringe benefits and each other bonus, incentive compensation, deferred compensation, pension profit sharing, stock incentive, severance, salary continuation, post-employment medical or life insurance, retention, change in control, retirement, health, life, dental, vision, accidental death and dismemberment, disability, group insurance, employment, stock option, stock purchase, restricted stock, stock appreciation right, phantom equity, performance share, supplemental unemployment, layoff, sick leave or other leave of absence, vacation, holiday, consulting, or any other similar plan, program, agreement, policy, practice or understanding (whether written or oral, funded or unfunded, qualified or nonqualified, currently effective or terminated), which provides benefits, or describes policies or procedures applicable, to any current or former Employee, Independent Contractor, or director of the Company, or any dependent thereof, which is or has been established, sponsored, maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any current or former Employee, Independent Contractor, or director of the Company, or any dependent thereof, or pursuant to which the Company has, or may have, any material liability, contingent or otherwise.

(b) The Company has provided Buyer the following documents with respect to each Company Benefit Plan, as applicable: (i) the current governing plan document, including all amendments thereto, all related trust documents and funding instruments, including any group contracts and insurance policies, and any other administration, investment or investment management, custodial, or similar agreements, (ii) a written summary of the material terms of any Company Benefit Plan that is not set forth in writing, (iii) the most recent summary plan description and any corresponding summaries of material modifications, annual reports, summaries of benefits and coverage, summary annual reports, COBRA communications, employee handbooks, and any other material written communications or notices with respect to any Company Benefit Plan, (iv) any written policies or procedures used in the administration of

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any Company Benefit Plan, (v) the most recent IRS determination, opinion, or advisory letter, and any governmental advisory opinions, rulings, compliance statements, closing agreements, or similar materials specific to such Company Benefit Plan, and pending requests relating to any of the foregoing, (vi) the annual report (Form 5500 series and all schedules and financial statements attached thereto) for the three (3) most recently completed plan years, (vii) copies of all non-routine notices, letters, or other correspondence to or from the IRS, U.S. Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Entity relating to any Company Benefit Plan within the three (3) most recently completed plan years, and (viii) all other documentation and other information related to the Company Benefit Plans that has been requested by Buyer.

(c) Neither the Company nor any ERISA Affiliate sponsors, maintains, contributes to, is required to contribute to, or has any liability, contingent or otherwise, at any time prior to the Closing Date with respect to any (i) “multiemployer plan,” as defined in Section 4001 of ERISA, (ii) employee benefit plan subject to Title IV of ERISA or Section 412 of the Code, (iii) “multiple employer plan” as defined in Section 413(c) of the Code, (iv) welfare benefit fund within the meaning of Section 419(e) of the Code, (v) voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code, or (vi) “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. Except for continuation coverage under COBRA or similar state Law, neither the Company nor any ERISA Affiliate has any obligation to provide any Employees, former Employees or their dependents or beneficiaries with any death, medical, or other welfare benefits after termination of employment.

(d) Each Company Benefit Plan has been maintained and operated in all material respects in accordance with its terms and any related documents or agreements, the requirements of all applicable Laws, and the terms of any collective bargaining agreements. Except as set forth on Schedule 2.26(d), all contributions, reserves, or premium payments (including all employer contributions and salary reduction contributions) that are due as of or prior to the date hereof have been timely made or accrued for with respect to each Company Benefit Plan. None of the assets of any Company Benefit Plan include any capital stock or other securities issued by the Company or any ERISA Affiliate. Except as set forth on Schedule 2.26(d), the Company has not engaged in or knowingly permitted to occur and, to the knowledge of Company, no other party that would be a “party in interest” (as defined in Section 3(14) of ERISA) or “disqualified person” (as defined in Section 4975(e)(2) of the Code) with respect to any Company Benefit Plan has engaged in or permitted to occur, any transaction prohibited by Section 406 of ERISA or any “prohibited transaction” under Code Section 4975(c) with respect to any Company Benefit Plan, except for any transactions which are exempt under Section 408 of ERISA or Section 4975 of the Code, that could reasonably be expected to result in material liability or excise Taxes under ERISA or the Code being imposed on the Company or any of its Affiliates. All filings required by ERISA and the Code as to each Company Benefit Plan have been timely filed or amended such that it is not reasonably likely that the Company will be assessed any penalties of fines from any Governmental Entity related to the timing of any such filings, and all notices and disclosures to participants required by either ERISA or the Code have been timely provided.

(e) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is qualified in form and operation under Section 401(a) of the Code and is the subject of a favorable determination letter from the IRS, or with respect to a master, prototype, or volume submitter plan, the Company can rely on an opinion or advisory letter from the IRS as to

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the master, prototype, or volume submitter plan sponsor, to the effect that such Company Benefit Plan is so qualified and that the Company Benefit Plan and trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to the knowledge of the Company, there are no facts or circumstances which have resulted or are reasonably likely to result in the loss of such Tax-qualified status or which requires or could require action under the compliance resolution programs of the IRS to preserve such Tax-qualified status.

(f) As of the date hereof, there are no civil, criminal or administrative actions, proceedings, suits, demands or claims filed by or before any Governmental Entity or arbitrator or mediator pending, or to the knowledge of Company, threatened, with respect to any Company Benefit Plan (other than routine claims for benefits in the Ordinary Course of Business). No Company Benefit Plan is, or in the prior six (6)-year period has been, under an audit or investigation by the IRS, the U.S. Department of Labor or any other Governmental Entity.

(g) Except as may otherwise be provided for in this Agreement, the Company has no plan or commitment, whether legally binding or not, to create any additional Company Benefit Plan or to modify or change any existing Company Benefit Plan prior to the Closing Date that would affect any current or former Employee, Independent Contractor, director, or any dependent thereof. The Company has not undertaken to maintain any Company Benefit Plan for any period of time and each such Company Benefit Plan is terminable at the sole discretion of the sponsor thereof, subject only to such constraints as may imposed by applicable Law, and without penalty or cost (other than routine administrative costs). To the knowledge of the Company, no communication, report or disclosure has been made which, at the time made, did not accurately reflect the material terms and operations of any Company Benefit Plan. The Company has no liability, including under any Company Benefit Plan, arising out of the treatment of any service provider as an Independent Contractor and not as an Employee, or vice-versa.

(h) Except as set forth on Schedule 2.26(h), (i) no Company Benefit Plan obligates the Company to pay any separation, severance, retention, termination, change in control, or similar payments or benefits in connection with the consummation of the Transactions contemplated hereby, and (ii) neither the execution of this Agreement nor the consummation of the Transactions contemplated hereby will, either alone or upon the occurrence of any additional events, accelerate the time of payment, funding, vesting or otherwise increase the benefit or result in any payment (whether of severance pay or otherwise) becoming due from or under any Company Benefit Plan to any current or former director, officer, Independent Contractor or Employee of the Company.

2.27 Employment Matters.

(a) Schedule 2.27(a) of the Company Disclosure Schedule sets forth, (i) with respect to each current Employee (including any Employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, including disability, family or other leave, sick leave or on layoff status subject to recall) (A) the name of such Employee and the date as of which such Employee was originally hired by the Company, and whether the Employee is on an active or inactive status; (B) such Employee’s title; (C) such Employee’s annualized compensation as of the Closing Date, including base salary, vacation and/or paid time off accrual amounts, bonus and/or commission accrual; (D) the Company facility at which such Employee is deemed to be

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located; and (ii) with respect to each Employee, whether such Employee has executed the Company’s standard form nondisclosure, confidentiality and assignment of inventions agreement.

(b) Schedule 2.27(b) of the Company Disclosure Schedule contains a list of individuals who are currently performing services for the Company and are classified as Independent Contractors, the respective compensation of each such Independent Contractor, whether the Company is party to an independent contractor agreement with the individual, and whether the Independent Contractor has signed the Company’s standard form nondisclosure, confidentiality and assignment of inventions agreement.

(c) Each Employment Agreement is set forth on Schedule 2.27(c)(i) of the Company Disclosure Schedule. Except as set forth on Schedule 2.27(c)(ii) of the Company Disclosure Schedule, the employment of each of the Employees is terminable by the Company at will, and the Company has no obligation to provide any particular form or period of notice prior to terminating the employment of any Employee. Except as expressly set forth in this Agreement, the Company has not, and to the knowledge of the Company, no other Person has, (i) entered into any agreement that obligates or purports to obligate Buyer or any of Buyer’s Affiliates to make an offer of employment to any Employee of the Company or (ii) promised or otherwise provided any assurances (contingent or other) to any Employee of the Company of any terms or conditions of employment with Buyer or any of Buyer’s Affiliates following the Closing.

(d) The Company has delivered to Buyer accurate and complete copies of all employee manuals and handbooks, employment policy statements and Employment Agreements and any amendments thereto, all of which comply with applicable Law in all material respects.

(e) Except as set forth on Schedule 2.27(e) of the Company Disclosure Schedule, (i) none of the current Employees who is compensated at an annual rate of $100,000 or more have given the Company written, or to the Company’s knowledge oral, notice terminating his or her employment with the Company, or terminating his or her employment upon a sale of, or business combination relating to, the Company or in connection with the Transactions; (ii) the Company does not have a present intention to terminate the employment of any current Employee; (iii) to the Company’s knowledge, no Employee is a party to or is bound by any employment contract, patent disclosure agreement, noncompetition agreement, any other restrictive covenant or other contract with any Person, or subject to any judgment, decree or order of any court or administrative agency, any of which would reasonably be expected to have a material adverse effect in any way on (A) the performance by such Person of any of his or her duties or responsibilities for the Company, or (B) the Company’s business or operations; (iv) to the Company’s knowledge, no current Employee is in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any other restrictive covenant to a former employer or entity relating to the right of any such Employee to be employed or retained by the Company, as the case may be; and (v) the Company is not, nor has within the last five (5) years been, engaged in any dispute or litigation with any Employee regarding intellectual property matters.

(f) The Company is not presently, nor has it been in within the past five (5) years a party to or bound by any union contract, collective bargaining agreement or similar agreement. The Company does not know of any activities or proceedings of any labor union to organize any Employees.

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(g) The Company is not currently engaged, and has not in the past five (5) years been engaged, in any unfair labor practice of any nature, that, if adversely determined, would result in any material liability to the Company. To the Company’s knowledge, in the past five (5) years, there has not been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting the Company, or to the Company’s knowledge, any Employees while employed by the Company. There is not now pending and, to the Company’s knowledge, no Person has threatened to commence, any such slowdown, work stoppage, labor dispute, union organizing activity or any similar activity or dispute.

(h) The Employees have been for the past three (3) years, and currently are, properly classified under the Fair Labor Standards Act of 1938, as amended, and under any similar Law of any state or other jurisdiction applicable to such Employees. Any Persons currently engaged by the Company as Independent Contractors, or who have been, in the past three (3) years, engaged by the Company as Independent Contractors, rather than employees, receiving compensation from the Company, have been properly classified as such, are not entitled to any compensation or benefits or severance payments to which regular employees are or were at the relevant time entitled, were and have been engaged in accordance with all applicable Laws, and have been treated accordingly and appropriately for all Tax purposes. The Company is not delinquent in, nor has failed to pay, any of its Employees any wages (including overtime, meal breaks or waiting time penalties), salaries, commissions, accrued and unused vacation to which they would be entitled under applicable Law, if any, bonuses, benefits or other compensation for any services performed by them or amounts required to be reimbursed to such individuals. The Company is not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees or independent contractors (other than routine payments to be made in the Ordinary Course of Business).

(i) Except as set forth on Schedule 2.27(i) of the Company Disclosure Schedule, the Company does not have a written or unwritten severance pay practice or policy. Except as set forth on Schedule 2.27(i) of the Company Disclosure Schedule, (i) the Company is not liable for any severance pay, bonus compensation, acceleration of payment or vesting of any equity interest, or other payments (other than accrued salary, vacation, or other paid time off in accordance with the Company’s policies) to any Employee arising from the termination of employment under any benefit or severance policy, practice, agreement, plan, program of the Company, applicable Law or otherwise; and (ii) as a result of or in connection with the Transactions or as a result of the termination by the Company of any Persons employed by the Company on or prior to the Closing Date, the Company will not have (A) any liability that exists or arises under any of the Company’s benefit or severance policy, practice, agreement, plan, program, Law applicable thereto, including severance pay, bonus compensation or similar payment, or (B) to accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due to any Employee, intern, Independent Contractor. Accordingly, as of the Closing Date, the Company shall have satisfied in full all of its obligations to such Employees for any severance pay, accelerated vesting, or any other payments whatsoever.

(j) The Company is in compliance, in all material respects, with all applicable Laws and agreements respecting employment, employment practices, employee benefits, terms and conditions of employment, immigration matters, labor matters, and wages and hours, in each

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case, with respect to its Employees, and to the Company’s knowledge there are no allegations to the contrary.

(k) Except as set forth on Schedule 2.27(k) of the Company Disclosure Schedule, there are no demands or claims outstanding or, to the Company’s knowledge, pending or threatened, before any Governmental Entity by any Employees for compensation, termination and/or severance benefits payments or vacation pay or vacation time, unpaid meal or rest breaks, or pension benefits, or any other claim threatened or pending before any Governmental Entity (or any state “referral agency”) from any Employee or any other Person arising out of the Company’s status as employer, joint employer, contractor or lessor, whether in the form of claims for employment discrimination, harassment, retaliation, unfair labor practices, wrongful discharge, wage and hour violations, breach of contract, unfair business practice, tort, unfair competition, workers’ compensation, occupational health and safety compensation or otherwise. In addition, there are no outstanding or, to the Company’s knowledge, pending or threatened claims or Actions against the Company under any workers compensation policy or Law or long-term disability policy, nor, to the knowledge of the Company, are there any facts that would reasonably be expected to result in such a claim or Action. The Company has for the past three (3) years complied with and is now in compliance in all material respects with all applicable workers compensation Laws.

(l) The Company, and to the Company’s knowledge each current Employee, is in compliance with all applicable visa and work permit requirements, and no visa or work permit held by an Employee will expire during the six (6) month period beginning on the Closing Date.

(m) The Company has not implemented any plant or office closing, transfer of employees or layoff of Employees that (without regard to any actions that could be taken by Buyer from and after the Closing) is in violation of any applicable WARN or similar Laws.

(n) The Company is not a party to any settlement agreement involving allegations of sexual harassment or misconduct by any Employee. In the last five (5) years, (i) there have not been any Actions against the Company involving allegations of sexual harassment or misconduct by any Employee and (ii) to the Company’s knowledge, there have not been any other allegations of sexual harassment or misconduct against any Employee.

2.28 Tax Matters.

(a) All material Tax Returns required to be filed by or with respect to the Company, or with respect to its activities, have been filed, and all such Tax Returns are complete and correct in all material respects. The Company has paid in full all Taxes due and payable, whether or not shown on such Tax Returns and whether or not assessed by a Governmental Entity, or has made adequate provision in accordance with the Accounting Policies for all Taxes on the Company Balance Sheet.

(b) The Company has complied in all material respects with the payment and withholding of Taxes required under applicable Tax Law (including in connection with amounts paid or owing to any employee, independent contractor, creditor or other Person), and has duly

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and withheld and paid over to the appropriate taxing authority all material amounts required to be so withheld and paid under all applicable Laws.

(c) There are no Tax Liens upon any of the assets or properties of the Company, other than with respect to Permitted Liens.

(d) No examination or audit of any Tax Return relating to any Taxes of the Company or its activities, or with respect to any Taxes due from or with respect to the Company or its activities by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened or contemplated in writing. No assessment of Tax has been proposed in writing against the Company or any of its assets or properties that has not been finally resolved. There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Company for any taxable period.

(e) No written claim has ever been made by any Governmental Entity in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. No extensions or waivers of statutes of limitations with respect to any Tax Returns have been given by or requested from the Company that are still in effect.

(f) No power of attorney granted by or with respect to the Company relating to Taxes is currently in force. No closing agreement pursuant to Section 7121 of the Code (or any similar provision of any state, local or foreign Law) has been entered into by or with respect to the Company. The Company has delivered or made available to Buyer for inspection (i) complete and correct copies of all income Tax Returns and all other material Tax Returns filed with respect to the Company and its business during the past six (6) years and (ii) complete and correct copies of all private letter rulings, revenue agent reports, closing agreements, settlement agreements, notices of assessment or reassessment, deficiency notices and any similar documents submitted by, received by or agreed to by or on behalf of the Company and relating to Taxes with respect to the Company and its business.

(g) The Company (i) is not and has never been a member of an affiliated group of corporations filing a consolidated, combined, unitary or aggregate federal income Tax Return, and (ii) has no liability for the Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(h) The Company has duly withheld from Employee salaries, wages and other compensation and other amounts subject to withholding under any applicable Tax Laws, and paid over to the appropriate Governmental Entity, all amounts required to be so withheld and paid over for all periods under all applicable Tax Laws and regulations.

(i) The Company has collected all material sales and use and goods and services and similar Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Entity, or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by all applicable sales and use Tax statutes and regulations.

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(j) The Company is not a party to or bound by, or the Company has no obligation under, any tax allocation or sharing agreement or similar contract or arrangement or any agreement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person, except for ordinary credit or other commercial agreements the primary purpose of which is not the allocation, sharing, or indemnification of Taxes.

(k) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state or local income Tax Law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date, or (vi) application of Sections 951, 951A or 965 of the Code.

(l) The Company has not been either a “distributing corporation” or a “controlled corporation” in a distribution in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(m) The Company has disclosed on its federal income Tax Returns all positions taken therein that could reasonably be expected to give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(n) The Company has not engaged in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(o) The Company is not a party to any agreement that has required or will require the Company to make any payment that would constitute an “excess parachute payment” for purposes of Sections 280G and 4999 of the Code. Neither the execution of this Agreement nor the consummation of the Transactions contemplated hereby will result in “excess parachute payments” within the meaning of Section 280G(b) of the Code. Each plan, program, arrangement or agreement that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code is identified as such on Schedule 2.28(o) of the Company Disclosure Schedule. Each plan, program, arrangement or agreement identified or required to be identified on Schedule 2.28(o) of the Company Disclosure Schedule has been operated in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder, including but not limited the final Treasury Regulations promulgated. Neither the Company nor any of its Affiliates has any obligation to “gross up” or otherwise indemnify any Person for any Taxes imposed under Sections 409A or 4999 of the Code.

(p) Since January 1, 2002, until the Pre-Transaction Reorganization, the Company had been treated as an “S corporation” as defined in Section 1361(a)(1) of the Code (and any similar provision of applicable state or local Law). In the past five (5) years, neither the Securityholder nor the Company: (i) acquired assets from another corporation in a transaction in which the Tax basis for the acquired assets was determined, in whole or in part, by reference to

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the Tax basis of the acquired assets (or any other property) in the hands of the transferor; or (ii) acquired the stock of any corporation that is a “qualified subchapter S subsidiary” as defined in Code Section 1361(b)(3).

(q) Following the Pre-Transaction Reorganization, and prior to the Closing, the Company has been treated as, and currently is, a limited liability company that is disregarded from the Securityholder for U.S. federal income Tax purposes.

(r) There is no material property or obligation of the Company or any of its Affiliates, including any material amount of uncashed checks to vendors, customers, or employees, non-refunded overpayments, or unclaimed subscription balances that is escheatable or reportable as unclaimed property to any state or municipality under any applicable escheatment or unclaimed property laws.

(s) The Company has not deferred any payroll or employment Taxes of the Company to a period following the Closing Date pursuant to the CARES Act or similar legislation. Except as set forth on Schedule 2.28(s), the Company has not claimed any employee retention tax credits under CARES Act Section 2301.

(t) All transactions entered into or arrangements made by the Company have been made on arm’s-length terms (under the standards prescribed under Code Section 482 and any similar provision of Tax Law).

2.29 Customers. Schedule 2.29 of the Company Disclosure Schedule identifies, and provides a summary of the revenues received from, each customer of the Company (i) for which revenue from such customer exceeded $250,000 in the fiscal year ended December 31, 2021 or December 31, 2020 or (ii) that constituted one of the largest twenty (20) customers of the Company by revenue for the nine (9)-month period ended on the Balance Sheet Date (the customers referred to in this clause (ii), the “Current Largest Customers”). The Company has not received written notice from any of the Current Largest Customers indicating that any such customer intends to terminate or not to renew its current agreements with the Company, or otherwise materially decrease the rate of its purchase of the Company’s products or services. The Company has not received written notice from any distributor of any of the Company’s products indicating that any such distributor intends to cease acting as a distributor of such products or otherwise dealing with the Company. There are no material disputes pending or, to the Company’s knowledge, threatened under or relating to any agreement with any of the Current Largest Customers. No customer or distributor of the Company holds any Company Products in inventory or has requested any inventory or has purchased any Company Products with a right of return (other than for breach of warranty) or other form of conditional sale.

2.30 Company Customer Information; Confidentiality. Except as set forth on Schedule 2.30, the Company has not sold, transferred, licensed, disclosed, made available to the public or otherwise released for distribution any of its customer files or any other proprietary or confidential customer information relating to the Company’s current and former customers or agreed to do any of the foregoing. Except for information as provided to sales representatives (which information is subject to a customary non-disclosure agreement) and as set forth on Schedule 2.30, no Person other than the Company possesses or has any claims or rights with respect to use of such customer

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files and other customer information. The Company has not disclosed, made available to the public, released for distribution or failed to protect or secure any confidential information of customers in violation of any applicable Law, agreement or duty, including without limitation any privacy Law. The Company’s systems, products and services are adequate and sufficient in all material respects to protect the privacy and confidentiality of all customer information in compliance with all applicable Laws, agreements and duties, including without limitation any privacy or data protection Laws. To the Company’s knowledge, none of the Company’s systems, products or services has been subject to a security breach or other unauthorized access or intrusion by any Person, including any such systems operated or controlled by any third Persons.

2.31 Governmental Authorization. Schedule 2.31 of the Company Disclosure Schedule lists each material certification, approval, registration, consent, license, permit, grant, exemption, variance, order or other authorization issued, granted to, or held by the Company or any Employee by a Governmental Entity, other than the Permits, (a) pursuant to which the Company currently operates or holds any interest in any of its properties or (b) that is required for the operation of its business as currently conducted or the holding of any such interest (collectively, the “Company Authorizations”). The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business as currently conducted. The Company is not, nor to the Company’s knowledge, is any Employee, in violation of any Company Authorization in any material respect.

2.32 Foreign Corrupt Practices Act. The Company and, to the Company’s knowledge, each Employee and agent of the Company, has complied in all material respects with and is in compliance in all material respects with, and none of them has taken any action that has violated or would reasonably be expected to result in a failure to comply with or violate in any material respect the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, the OECD Convention on Combating Bribery of Foreign Public Officials in International Transactions, dated 21 November 1977, any other Laws that prohibit commercial bribery, domestic corruption or money laundering, and the standards established by the Financial Action Task Force on Money Laundering. The books and records of the Company have been and are maintained in material compliance with the applicable requirements of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

2.33 No Outstanding Fees or Commissions. Except as set forth on Schedule 2.33 or Schedule 2.25 of the Company Disclosure Schedule, the Company has no outstanding unpaid obligation with respect to any referral fee, commission, success fee or similar obligation, regardless of whether any such obligation remains subject to one or more contingencies, other than to Employees in the Ordinary Course of Business.

2.34 Data Collection and Privacy Matters.

(a) The Company is and has at all times in the past six (6) years been in material compliance with:

(i) the requirements of all Laws applicable to the Company governing the privacy or security of Personal Data under the control of the Company, including, if and to the extent applicable to the Company, Laws governing the (A) the collection, storage, processing, use

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and transfer of Personal Data under the control of the Company and (B) unsolicited electronic and mobile communications transmitted to natural persons, including the Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003 and the Telephone Consumer Protection Act of 1991, as amended;

(ii) the privacy policies of the Company, including internal privacy policies and privacy policies contained on any websites maintained by or on behalf of the Company;

(iii) the data and information security programs, policies and procedures of the Company; and

(iv) with respect to Government Contracts, applicable Laws relating to the safeguarding of, and access to, classified information.

(b) The Transactions will not result in the Company or, to the Company’s knowledge, Buyer being in breach of any applicable privacy Laws in any material respect, including without limitation Healthcare Privacy Laws.

(c) The Company has taken reasonable administrative, technical, and physical steps designed to protect the privacy, security, and confidentiality of Personal Data maintained on the Company’s systems and processed by the Company in order to provide the Company’s products or services. Where the Company uses a third party data processor to process Personal Data, the data processor has provided guarantees, warranties or covenants in relation to processing of Personal Data under the control of the Company in a manner sufficient for the Company’s material compliance with Section 2.34(a)(i)-(iv).

(d) The Company has taken reasonable steps to protect Personal Data under the control of Company against loss, destruction or damage and against unauthorized access, use, modification, disclosure or other misuse and there has been no loss, destruction or damage of or unauthorized access to or other misuse of Personal Data under the control of the Company. The Company has established a written information security program that materially complies with Section 2.34(a)(i)-(iv), and that when appropriately implemented and maintained would constitute reasonable security procedures and practices appropriate to the nature of Personal Data processed by the Company, including Personal Data processed by the Company on behalf of customers of the Company. To the Company’s knowledge, there have been no material violations of such information security program. The Company has assessed or tested its information security program on a no less than annual basis and remediated all critical and high risks and vulnerabilities identified pursuant to any such assessments or tests.

(e) With respect to contracts to which the Company is bound, the Company is in material compliance with all provisions of such contracts governing the confidentiality, privacy and data protection of Personal Data under the control of the Company.

(f) With respect to transactions regulated by Payment Card Industry Data Security Standard (“PCI-DSS”) and associated processing, storage, or communication of Personal Data under the control of the Company that is regulated by the PCI-DSS, the Company is in

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material compliance with the applicable level of the PCI-DSS if and to the extent applicable to the Company.

2.35 No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article II, the Company and the Selling Parties make no representation or warranty of any kind whatsoever, express or implied, to Buyer, and the Company and the Selling Parties hereby disclaim any such representation or warranty, whether by or on behalf of the Company or the Selling Parties, and notwithstanding the delivery or disclosures to Buyer, or any of their representatives or Affiliates of any documentation or other information by the Company, the Selling Parties, or any of their respective representatives or Affiliates with respect to any one or more of the foregoing. Neither the Company nor the Securityholder make any representation or warranty with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or the future business, operations or affairs of the Company heretofore or hereafter delivered to or made available to Buyer or its representative or Affiliates.

Article III

REPRESENTATIONS AND WARRANTIES OF THE SELLING PARTIES

Subject to such exceptions as are disclosed in the Company Disclosure Schedule corresponding to the applicable section and subsection or clause of this Article III (or disclosed in any other section, subsection or clause of Article III of the Company Disclosure Schedule provided that it is reasonably apparent on its face, upon a reading of the disclosure together with the corresponding representation and warranty and without any independent knowledge on the part of the reader regarding the matter disclosed, that such disclosure is responsive to such other section, subsection or clause), each of the Selling Parties hereby represents and warrants to Buyer as of the Closing Date as follows:

3.1 Authority. Each of the Selling Parties has the authority or capacity to enter into this Agreement and each Related Agreement to which such Selling Parties is a party, to perform all of such Selling Party’s agreements and obligations hereunder and thereunder in accordance with their terms and to consummate the Transactions. The Securityholder has the capacity to sell to Buyer all of the Units without any restriction other than restrictions on sales of securities under applicable securities Laws. Each of the Selling Parties has duly executed and delivered this Agreement and each Related Agreement to which such Selling Party is a party and, assuming the due authorization, execution and delivery by all parties thereto (other than such Selling Parties), this Agreement and the Related Agreements constitute valid and binding obligations of such Selling Party, enforceable against such Selling Party in accordance with their respective terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium and similar Laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity.

3.2 Title. The Securityholder is the record and beneficial owner of the Units and has good and marketable title to the Units, free and clear of all Liens. The Securityholder does not

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own or have any interest in any Company Securities other than the Securityholder’s ownership of the Units. Immediately following the Closing, Buyer will be the legal and beneficial owner of, and have good and marketable title to, the Units, free and clear of all Liens. Except pursuant to this Agreement, there is no agreement pursuant to which the Securityholder has, directly or indirectly, granted any option, warrant or other right to any Person to acquire any Units.

3.3 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to any Governmental Entity or any other Person is required by, or with respect to, the valid and lawful authorization, execution, delivery and performance by the Selling Parties of this Agreement or the consummation of the Transactions.

3.4 No Brokers. Except as set forth on Schedule 3.4 of the Company Disclosure Schedule, none of the Selling Parties have incurred, nor will such Selling Parties incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the Transactions.

3.5 Conflicts. The execution, delivery and performance by each of the Selling Parties of this Agreement and the Related Agreements to which such Selling Party is party and the consummation of the Transactions do not and will not conflict with or result in any material violation of or material default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any material obligation or loss of any material benefit under, or result in the imposition or creation of any Lien upon the Units or any of such Selling Party’s properties or assets (tangible or intangible) under, (a) any agreement of such Selling Party, or (b) any Law applicable to such Selling Party or any of his or it respective properties or assets (whether tangible or intangible).

3.6 Litigation. No Action is pending or, to such Selling Party’s knowledge, threatened, against such Selling Party with respect to such Selling Party’s execution, delivery and performance of this Agreement or any Related Agreement to which such Selling Party is a party or the consummation of the Transactions. No Action is pending or, to such Selling Party’s knowledge, threatened against such Selling Party before any arbitrator or court or other Governmental Entity which (a) if adversely determined, would be reasonably likely to result in material payments, penalties or fines payable by the Company, or (b) challenges the validity of this Agreement or any Related Agreement or any action taken or to be taken in connection herewith or therewith, including the Securityholder’s sale and transfer of the Units hereunder.

Article IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Securityholder as of the Closing Date as follows:

4.1 Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has all requisite power and authority to own, lease and operate its properties and to carry on its business and is duly qualified or licensed to do business and is in good standing as a foreign limited liability company in each

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jurisdiction in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the Transactions.

4.2 Authority. Buyer has all requisite corporate power and authority to enter into this Agreement and the Related Agreements to which it is a party and to consummate the Transactions. The execution, delivery and performance of this Agreement and the Related Agreements to which Buyer is a party and the consummation of the Transactions has been duly authorized by all necessary limited liability company action on the part of Buyer. This Agreement and each of the Related Agreements to which Buyer is a party have been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by the other parties hereto and thereto (other than Buyer), this Agreement and the Related Agreements to which Buyer is a party constitute valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium and similar Laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity.

4.3 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity, is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Related Agreements by Buyer or the consummation by Buyer of the Transactions except for (a) such consents, approvals, orders, authorizations, registrations, declarations, filings and notices as may be required under applicable securities Laws and (b) such other filings, authorizations, consents and approvals that if not obtained or made would not have a material adverse effect on the ability of Buyer to consummate the Transactions.

4.4 Litigation. No Action is pending or, to Buyer’s knowledge, threatened, against Buyer with respect to Buyer’s execution, delivery and performance of this Agreement or any Related Agreement to which Buyer is to be a party or the consummation of the Transactions. No Action is pending or, to Buyer’s knowledge, threatened against Buyer before any arbitrator or court or other Governmental Entity which challenges the validity of this Agreement or any Related Agreement or any action taken or to be taken in connection herewith or therewith.

4.5 No Conflict. The execution and delivery by Buyer of this Agreement and the Related Agreements to which it is a party, and the consummation of the Transactions, do not and will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (a) any provision of the Organizational Documents of Buyer, or (b) any Law applicable to Buyer or any of its properties (whether tangible or intangible) or assets, except, in the case of clause (b), for such conflicts, violations or defaults as would not individually or in the aggregate reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the Transactions.

4.6 Reserved.

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4.7 Investment Intent. Buyer is purchasing the Units for its own account, for investment only and not with a view to, or any present intention of, effecting a distribution of such securities or any part thereof except pursuant to a registration or an available exemption under applicable Law. Buyer acknowledges that the Units have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state or other jurisdiction and cannot be disposed of unless they are subsequently registered under the Securities Act and any applicable state laws or an exemption from such registration is available.

4.8 Sufficient Funds. Buyer acknowledges and agrees that its obligations under this Agreement are not subject to any condition regarding Buyer’s ability to obtain financing for the consummation of the transactions contemplated by this Agreement or the satisfaction of the terms of any financing. Buyer has available, and at the time any additional payment is required to be made by Buyer under this Agreement will have available and be in a position to deliver, sufficient funds to pay the Purchase Price in full in cash as contemplated by, and on the terms and subject to the conditions set forth in, this Agreement, and will have sufficient cash to pay all other amounts required to be paid by Buyer under this Agreement (whether payable on or after the Closing), and all related fees and expenses of Buyer associated with the transactions contemplated by this Agreement.

4.9 Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Company and its business, results of operations, condition (financial or otherwise) and assets and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. Buyer acknowledges and agrees that (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties set forth in Article II and Article III of this Agreement (including the related portions of the Company Disclosure Schedule), (b) the representations and warranties made in Article II (and as a qualified by the Company Disclosure Schedule) are the exclusive representations and warranties made with respect to the Company, its business, or its assets, and (c) none of the Selling Parties, the Company or any other Person has made any representation or warranty as to the Company or the Selling Parties, except as expressly set forth in Article II and Article III of this Agreement (including the related portions of the Company Disclosure Schedule). Buyer specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges that the Company and the Selling Parties and their respective Affiliates hereby specifically disclaim any such other representation or warranty made by any Person. The Company is not, directly or indirectly, and no other Person on behalf of the Company is, making, and Buyer specifically disclaims that it is relying on, any representations or warranties regarding any pro-forma financial information, financial projections or other forward-looking prospects, risks or statements (financial or otherwise) of the Company made, communicated or furnished (orally or in writing) to Buyer or its Affiliates or their respective representatives (including any opinion, information, projection or advice in any management presentation or the confidential information memorandum provided to Buyer and its Affiliates and their respective representatives), and the Company disclaims any and all liability and responsibility for any such information and statements.

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Article V

TAX MATTERS

5.1 Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the Transactions (“Transfer Taxes”) shall be borne and paid 50% by Buyer and 50% by the Securityholder when due. The Person required by Law to file the Tax Return with respect to any such Transfer Taxes, whether Buyer, the Company, or the Selling Parties (each, a “Transfer Party”), will timely file each necessary Tax Return and other documentation with respect to such Transfer Taxes, and if required by applicable Law, each other Transfer Party will join in the execution of any such Tax Returns and other documentation. Within fifteen (15) days after a Transfer Party’s filing of a Tax Return for the Transfer Taxes, such Transfer Party will provide the other Transfer Parties with copies of all such Tax Returns and evidence that all such Transfer Taxes have been paid.

5.2 Tax Returns.

(a) Securityholder-Prepared Returns. From and after the Closing Date, the Securityholder will prepare, or cause to be prepared, all required income Tax Returns of the Company for each Tax period ending on or before the Closing Date that have not been filed as of the Closing Date and are required to be filed after the Closing Date, including for those jurisdictions and taxing authorities that permit or require a short-period Tax Return for the Tax period ending on the Closing Date or the day before the Closing Date. Except as otherwise may be approved by Buyer, all such Tax Returns described in this Section 5.2(a) must be prepared (i) in accordance with applicable Law, and (ii) consistent with the past practices of the Company except as otherwise required by applicable Law. Buyer will be given a reasonable opportunity, and in no event less than twenty (20) days, for review, comment and approval (which may not be unreasonably withheld) on any such Tax Returns described in this Section 5.2(a). Thereafter, Buyer shall cause the Company to execute and timely file any such Tax Returns described in this Section 5.2(a) in the form as provided above in this subsection. The Securityholder will be responsible for paying all Taxes as shown due on such Tax Returns (to the extent such Taxes were not included in the Closing Debt Amount or Net Working Capital).

(b) Buyer-Prepared Returns. Buyer will prepare and timely file (or cause to be prepared and timely filed) all Tax Returns of the Company, other than those described in Section 5.2(a), that are due with respect to any Pre-Closing Tax Period or Straddle Period that are due after the Closing. Except as otherwise may be approved by the Securityholder, all such Tax Returns described in this Section 5.2(b) must be prepared (i) in accordance with applicable Law, and (ii) consistent with the past practices of the Company except as otherwise required by appliable Tax Law. Buyer will provide any such income Tax Return and any other Tax Return that is a material Tax Return to the Securityholder at least twenty (20) days before the due date for filing of any such Tax Returns for review, comment, and approval (which may not be unreasonably withheld, conditioned or delayed). Buyer shall cause the Company to execute and timely file any such income Tax Return and any other material Tax Returns described in this Section 5.2(b) in the form agreed to by the Securityholder and Buyer. For the avoidance of doubt, Buyer shall not be required to provide any portion of Buyer’s Tax Return to the Securityholder under this Agreement.

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(c) Amendments. Without giving the Securityholder an opportunity to review and comment on and then obtaining the prior written consent of the Securityholder, none of Buyer or any of its Affiliates will, and after the Closing neither Buyer or any of its Affiliates will cause or permit the Company to, (i) amend, refile, make a refund claim for, or otherwise modify (or grant an extension of any statute of limitations with respect to) any Tax Return relating in whole or in part to the Company that relates to any Pre-Closing Tax Period or to any Straddle Period, (ii) make, revoke or change any Tax election with respect to the Company that has effect on or with respect to any Pre-Closing Tax Period of the Company, (iii) agree to the waiver or any extension of the statute of limitations relating to any Tax Return for any Pre-Closing Tax Period (including any Straddle Period) relating in whole or in part to the Company, or (iv) take any action on the Closing Date (other than as expressly contemplated by this Agreement) that is outside the Ordinary Course of Business that would be reasonably expected to result in a material increase in the Tax liability of the Securityholder (including under the indemnification provisions of Section 8.2); in each case, except as otherwise required by applicable Tax Law, provided, however, that the consent of the Securityholder shall not be unreasonably withheld, conditioned or delayed if the positions taken in, or actions taken with respect to, such Tax Returns or other filings will not affect the Tax liability of the Selling Parties (including, for the avoidance of doubt, any indemnification obligation with respect to Taxes pursuant to Section 8.2). Further, if such amended Tax Return or refund claim is reasonably expected to materially increase the Tax liability of a Selling Party (including any indemnification obligation with respect to Taxes pursuant to Section 8.2), the Securityholder, in all events, may withhold consent from any such amendment or claim proposed by or on behalf of Buyer, to the extent that the Tax Return filings of the Company, in the absence of filing such Tax Return or refund claim, would be in accordance with applicable Law.

5.3 Tax Contests. Notwithstanding Section 8.4, the interests of the Company before the relevant Governmental Entity with respect to any inquiry, assessment, Action, or other similar event relating to any Pre-Closing Tax Period or Straddle Period of the Company (a “Tax Matter”) shall be addressed in and governed by this Section 5.3. The Person or Persons that control (as set forth below) a Tax Matter will have the right, subject to the provisions below in this Section 5.3, to control the defense, compromise, or other resolution of any such Tax Matter, including responding to inquiries, filing Tax Returns, and contesting, defending against, and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Tax Matter.

(a) So long as taxable periods of the Company ending on or before, or including, the Closing Date remain open for an assessment of Tax, Buyer (on behalf of itself and the Company) and the Securityholder will notify the other in writing within fifteen (15) Business Days after receipt by either of them, or the receipt by their Affiliates (and for this purpose the Company shall be deemed to be an Affiliate of Buyer from and after the Closing ), of written notice of (i) any pending or threatened Tax Matter, and (ii) any other pending or threatened audit or assessment with respect to Taxes of Buyer, the Company, or any other Affiliate of Buyer that could reasonably be expected to affect the Tax liability of the Selling Parties (including any indemnification obligation with respect to Taxes pursuant to Section 8.2).

(b) Within fifteen (15) Business Days after the Securityholder’s receipt of a notice in respect of a Tax Matter to the extent that it relates to a taxable period ending on or before the Closing Date, the Securityholder may elect, so long as the Securityholder could reasonably be

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expected to be required to indemnify any Buyer Indemnified Party hereunder with respect to any Taxes that are the subject of such Tax Matter, by written notice to Buyer, to contest the Tax Matter in the name of the Company. If the Securityholder so elects, the Securityholder (at the expense of the Securityholder) will control and be responsible for the defense of the item or items at issue, except that Buyer agrees to fully cooperate, and Buyer will cause the Company to fully cooperate, in the contest of such Tax Matter by making relevant documents and employees available to the Securityholder, and to execute, or cause the execution of, such documents (including powers of attorney) as may be reasonably necessary to allow the Securityholder to conduct the defense. If the Securityholder elects to conduct such a defense, then all decisions with respect to the negotiation or litigation of the item or items at issue in a Tax Matter described in this Section 5.3(b) will be made by the Securityholder and will be binding upon Buyer, provided that the Securityholder shall keep Buyer reasonably apprised of the status of the defense, allow Buyer the right to participate in such Tax Matter and shall not agree to any settlement of the Tax Matter without Buyer’s consent, such consent not to be unreasonably withheld, conditioned, or delayed.

(c) Buyer has the right to control the defense, compromise, or other resolution of any Tax Matter that relates to a Straddle Period or for any Tax Matter subject to Section 5.3(b) that the Securityholder declines to defend. If the Securityholder would be required to indemnify a Buyer Indemnified Party pursuant to Section 8.2 with respect to such Tax Matter, then: (i) the Securityholder has the right (but not the duty) to participate in the defense of such Tax Matter and to employ counsel, at its own expense, separate from counsel employed by Buyer, and (ii) Buyer will not enter into any settlement of or otherwise compromise any such Tax Matter to the extent that it adversely affects the Tax liability of the Securityholder without the prior written consent of the Securityholder, which consent will not be unreasonably conditioned, withheld, or delayed.

(d) Notwithstanding any other provision of this agreement to the contrary, Buyer agrees that it will not, and it will cause the Company not to, without the prior written consent of the Securityholder initiate or engage in any voluntary disclosure proceedings or similar proceedings, agreements, or contractual obligations with any Governmental Entity relating to any and all Taxes of the Company for any Pre-Closing Tax Period or Straddle Period (“Voluntary Disclosure Proceedings”). The Securityholder will not unreasonably withhold, delay or condition such consent with respect to any matters of the Company that, in the absence of such Voluntary Disclosure Proceedings, are manifestly incorrect. In the event that Buyer initiates or engages in any Voluntary Disclosure Proceedings in breach of this Section 5.3(d), Buyer agrees that any Taxes resulting from such Voluntary Disclosure Proceedings will not be indemnifiable by the Selling Parties pursuant to Section 8.2(d).

5.4 Straddle Period. For all purposes of this Agreement, in the case of any Taxes for any Straddle Period, the amount of Taxes allocable to the Pre-Closing Straddle Period shall be deemed to be (a) in the case of any sales or use Taxes, value-added Taxes, employment Taxes, withholding Taxes, and any Tax based upon or measured by income, receipts or profits earned during a taxable period, based upon occupancy during a taxable period, or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), the amount of any such Taxes determined as if such taxable period ended as of the end of the Pre-Closing Straddle Period; and (b) in the case of any other Taxes not described in clause (a) above and imposed on a periodic basis (such as real or personal property Taxes), the amount of Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of

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calendar days in the Pre-Closing Straddle Period and the denominator of which is the number of calendar days in the entire relevant Straddle Period. For purposes of these determinations, (i) any carryforward of charitable contribution deductions, Tax credits, or other Tax attributes from a Tax period ending on or before the Closing Date to a Straddle Period will be deemed to be used fully in the Pre-Closing Straddle Period before being used in the Post-Closing Straddle Period, (ii) the Phantom Share Amount and all Company Expenses that are allowed under applicable Tax Law in a Straddle Period shall be allocated to the Pre-Closing Straddle Period, and (iii) exemptions, allowances or deductions that are calculated on an annual basis will be allocated to the Pre-Closing Straddle Period in the same proportion as the number of calendar days during the Pre-Closing Straddle Period bears to the number of calendar days in the entire Straddle Period. The portion of Tax attributable to a Post-Closing Straddle Period will be calculated in a corresponding manner. For purposes of applying the foregoing determinations, any deductions attributable to the Phantom Share Amount, Company Expenses, repayment of Indebtedness, any employee bonuses, severance payments, debt prepayment fees, capitalized debt costs, or any other liabilities to the extent taken into account in the determination of Net Working Capital or otherwise for adjustments to the purchase price pursuant to Sections 1.3 or 1.5 shall be allocated to the Pre-Closing Straddle Period.

5.5 Refunds.

(a) Payment of Refunds and Credits. Any refunds (or credits against Tax in lieu of a refund) of Pre-Closing Taxes of the Company, including any such refund or credit of Pre-Closing Taxes in respect of the portion of any Pre-Closing Straddle Period, will be for the benefit of the Securityholder net of any applicable, actual, and reasonable, expenses directly incurred to a third party, except to the extent any such refund or credit is reflected as a current asset in the final Net Working Capital or Closing Debt Amount. Buyer shall cause such refunds or credit amounts to which the Securityholder is entitled under this Section 5.5 (including any interest received thereon) to be remitted, by wire transfer of immediately available funds, to the Securityholder as if they were an additional amount of Purchase Price in a timely manner after the refund is received from the Tax authority or the due date of the Tax Return for the Company (or other Affiliate thereof) applying the credit in lieu of a refund or otherwise reflecting such reduction in liability for Taxes. For purposes of clarification, the Company has applied for refunds or credits of employee retention Tax credits under provisions of the CARES Act (as such provisions have been amended from time to time) and/or Code Section 3134 with respect to wages paid or incurred by the Company before the Closing (“ERCs”). Any such ERCs, whether refunded by the IRS or applied as a credit by or on behalf of the Company (or its successor(s) in interest), shall be for the benefit of the Securityholder, and the amount of all such ERCs (including any interest), whenever received or utilized, shall be processed and treated as amounts to which the Securityholder is entitled under this Section 5.5 except, and only to the extent, they were reflected in the final Net Working Capital or Closing Debt Amount. Other than with respect to Tax refunds of the ERCs, refunds shall only be payable by Buyer if received, utilized, or applied for within three (3) years of the Closing Date.

(b) Requests for Refunds or Amendments. The Securityholder may reasonably request the filing or making of any amended Tax Return or refund claim, at the Securityholder’s expense, and Buyer will make such revisions to such amended, refiled, or modified Tax Return or refund claim as are reasonably requested by the Securityholder that (i) could reasonably be expected to materially affect the Tax liability of the Securityholder (including pursuant to Section

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8.2), (ii) are not inconsistent with the past practices of the Company, and (iii) are in accordance with applicable Tax Laws; provided, however, that Buyer or any of its Affiliates (including the Company after the Closing) shall not be required to cooperate with the Securityholder in amending such Tax Returns or filing such a refund claim if it can reasonably be expected to materially increase the Taxes of Buyer or any of its Affiliates for any Tax period beginning after the Closing Date.

5.6 Conflicts. In the event of a conflict between this Article V and Article VIII, the provisions of this Article V will control.

Article VI

Closing DELIVERIEs

6.1 Buyer Closing Deliverables. On or prior to the Closing, Buyer will have delivered to the Securityholder and the Company, as applicable, each of the following:

(a) the Purchase Price in accordance with Sections 1.3 and 1.4;

(b) a duly executed counterpart to this Agreement;

(c) duly executed counterparts to the Escrow Agreement, executed by each of Buyer and the Escrow Agent; and

(d) the Lease Amendment Payment in accordance with Section 1.9, and the Lease Amendment executed by Buyer.

6.2 Securityholder and Company Closing Deliverables. On or prior to the Closing, the Company and the Securityholder, as applicable, will have delivered to Buyer each of the following:

(a) Secretary’s Certificate. A certificate of the Company executed by the Secretary of the Company, dated as of the Closing Date, certifying: (i) the Company Board Approval, (ii) the Organizational Documents of the Company, and (iii) the name, title, incumbency and signatures of the Person(s) authorized to execute this Agreement and the Related Agreements to which the Company is a party.

(b) Documents, Certificates and Other Items. The following items:

(i) a duly executed counterpart from the Selling Parties and the Company to this Agreement;

(ii) duly executed transfer documents for all of the Units;

(iii) the Company Disclosure Schedules;

(iv) resignations of the officers and directors of the Company from any offices they may hold with the Company, with acknowledgments that (A) they have no claim for fees, entitlements, salary or compensation of any nature against the Company, as the case may be,

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(B) there is no agreement, arrangement or understanding under which the Company has, or could have, any obligation to them;

(v) minute books, certificates, if any, evidencing ownership of the Units, transfer books regarding the Units, and the corporate seal of the Company, delivery of which will be deemed satisfied by locating all of the same at the Company’s office at 101Europa Dr., Suite 200, Chapel Hill, NC 27517;

(vi) a valid IRS Form W-9 from the Securityholder;

(vii) a current Certificate of Good Standing for the Company issued by the Secretary of State of the State of Delaware, and of each state in which the Company is required by Law to be qualified as a foreign corporation evidencing the Company’s corporate standing in each such state;

(viii) Board resolutions and other evidence in form and substance reasonably satisfactory to Buyer that the Phantom Share Plan has been terminated, effective as of the Closing Date, contingent upon the Closing;

(ix) Board resolutions and other evidence in form and structure reasonably satisfactory to Buyer that the Company 401(k) Plan has been terminated, effective no later than one (1) Business Day prior to the Closing Date, contingent upon the Closing;

(x) a duly executed counterpart from the Securityholder to the Escrow Agreement;

(xi) a Termination Agreement, duly executed by the Company and David M. Dickson, Jr. related to termination of that certain Promissory Note, dated August 18, 2022;

(xii) a Termination Agreement, duly executed by the Company and CA Advisors LLC related to termination of that certain Letter Agreement dated July 19, 2021;

(xiii) an Acknowledgment and Release from each of Patrick Summers and Jeremy Kirchner related to their Change in Control Payments;

(xiv) evidence in form and substance satisfactory to Buyer that all Liens on the Company’s assets or properties other than Permitted Liens have been released; and

(xv) a flow of funds, detailing the amounts to be paid to each beneficiary; and

(xvi) the Lease Amendment, executed by Landlord.

Article VII

COVENANTS

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7.1 Confidentiality. From and after the Closing Date for a period of four (4) years, each Selling party shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all proprietary information, whether written or oral, concerning the Company, except to the extent that such information (a) is generally available to and known by the public through no fault of such Selling Party, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by such Selling Party, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If a Selling Party or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Selling Party shall, to the extent reasonably possible and legally permissible, promptly notify Buyer in writing so that such Buyer may seek a protective order or other appropriate remedy. If such protective order or other appropriate remedy is not obtained, then such Selling Party will disclose only that portion of the information that is required to be disclosed and will use commercially reasonable efforts (at Buyer’s expense) to obtain assurance that confidential treatment will be accorded to such information.

7.2 Public Disclosure. Except as contemplated by this Agreement or as otherwise required by Law (including applicable securities Laws) or, as to Buyer and its Affiliates, by regulatory authority, listing agreement or court order, no disclosure (whether or not in response to an inquiry) of the existence or subject matter of this Agreement shall be made by any party hereto (including any third party representatives of Buyer, the Company, or the Selling Party) (other than any filing by Buyer with any Governmental Entity). The foregoing notwithstanding, the parties agree that Buyer or an Affiliate of Buyer may issue a press release on or after the Closing Date in respect of the existence or subject matter of this Agreement.

7.3 Further Action. If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement and to preserve the benefits under any of the Disclosable Contracts for the Company and each Selling Party, if and as applicable, will, to the extent reasonably requested, cooperate with and assist Buyer and the Company in taking such action.

7.4 No Competition; No Solicitation.

(a) The Selling Parties shall not, and shall not permit any of their respective Affiliates to, directly or indirectly, for a period commencing on the Closing Date and ending four (4) years after the Closing Date (the “Restricted Period”): (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any Person that is a material actual or prospective client, customer, supplier or licensor of the Company as of the Closing Date, or any other Person who has a material business relationship with the Company as of the Closing Date, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, each Selling Party may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if the applicable Selling Party is not a controlling Person of, or a member of a group

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which controls, such Person and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person.

(b) During the Restricted Period, the Selling Parties shall not, and shall not permit any of their respective Affiliates to, hire or directly or indirectly solicit any person who is or was an Employee of the Company immediately prior to the Closing Date or during the Restricted Period, or encourage any such Employee to leave such position or hire any such Employee who has left such position, except pursuant to a general solicitation which is not directed specifically to any such Employees; provided, that nothing in this Section 7.4(b) shall prevent any Selling party or any of his Affiliates from hiring any Employee whose employment has been terminated by Buyer, the Company or their Affiliates.

(c) Each Selling Party acknowledges that a breach of this Section 7.4 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach by such Selling Party or its Affiliates of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d) Each Selling Party acknowledges that the restrictions contained in this Section 7.4 are fair and reasonable as to the subject matter, geographical scope and duration and necessary to protect the Company Intellectual Property and also to protect the value of the business of the Company and associated goodwill and the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 7.4 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 7.4 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

7.5 Reserved.

7.6 RELEASE AND WAIVER. EFFECTIVE AS OF THE CLOSING, EACH SELLING PARTY HEREBY RELEASES AND FOREVER DISCHARGES THE COMPANY AND ITS AFFILIATES, STOCKHOLDERS, AGENTS, DIRECTORS, OFFICERS, ASSIGNS, PREDECESSORS AND SUCCESSORS FROM ANY AND ALL LEGAL, EQUITABLE OR OTHER CLAIMS, WHETHER KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED, WITH RESPECT TO ITS OWNERSHIP OF ANY EQUITY INTEREST IN THE COMPANY (INCLUDING ANY COMPANY CAPITAL STOCK OR ANY COMPANY SECURITY RIGHTS) OR ANY MATTER RELATED THERETO, EXCEPT FOR ANY CLAIMS IT HAS

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OR MAY HAVE AFTER THE CLOSING IN ITS CAPACITY AS A “STOCKHOLDER” AGAINST BUYER PURSUANT TO THIS AGREEMENT.

7.7 Phantom Share Release Agreements. To the extent any Phantom Share Release Agreement has not been signed by a Phantom Share Recipient and delivered to Buyer at or prior to the Closing, the Selling Parties will, within thirty (30) days following the Closing Date, deliver to Buyer Phantom Share Release Agreements signed by such Phantom Share Recipient(s).

7.8 Post-Closing Deliveries. Within one (1) Business Day following the Closing, the Selling Parties will send or cause to be sent to Buyer one or more electronic media containing a complete and accurate electronic copy of the “Ideals Virtual Data Room” as it existed on the Closing Date.

7.9 Employee Matters.

(a) Effective from and after the Closing Date and for a period of one (1) year thereafter, Buyer will, with respect to employees of the Company who remain employed by the Company (such employees are hereinafter referred to as “Continuing Employees”), cause the Company to continue to: (i) maintain base compensation levels at least equal to the base compensation levels in place immediately prior to the Closing, (ii) provide such employees with eligibility for benefits that are comparable in the aggregate to the benefits available under current Company Benefit Plans, (iii) provide to such employees health insurance coverage in the aggregate, no less favorable than those being provided under the applicable Company Benefit Plan prior to the Closing, and (iv) otherwise employ each employee on terms and conditions that are comparable, in the aggregate, to the terms and conditions of their employment with the Company prior to the Closing; provided, however, that nothing in the preceding or any other provision of the Agreement will obligate Buyer to continue the employment of any employee after the Closing.

(b) Effective from and after the Closing Date, employees of the Company who remain employed by the Company will be given credit for eligibility and vesting (but not benefit accrual) purposes under the employee benefit plans, programs, policies and arrangements maintained from time to time by Buyer or the Company, for such employees’ service with the Company to the same extent and for the same purposes that such service was taken into account under a corresponding Company Benefit Plan as of the Closing Date; provided, however, that no such service will be credited to the extent that it would result in a duplication of benefits.

(c) All provisions contained in this Agreement with respect to employee benefit plans, employee compensation, and other terms and conditions of employment are included for the sole benefit of the parties hereto and do not create any right in any other Person, including any employee or former employee of the Company or any participant or beneficiary in any Company Benefit Plan.

(d) Effective from and after the Closing Date, Buyer will be solely responsible for providing notice for any plant closing or mass layoff in accordance with the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Sections 2101 et seq.

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(e) With respect to the plans providing health coverage of Buyer or the Company, Buyer will use commercially reasonable efforts to cause any eligibility waiting period or other limitations or exclusions otherwise applicable under such plans to new employees not to apply to a continuing employee or their covered dependents who were covered under a similar Company Benefit Plan on the Closing Date. In addition, if the Closing occurs during the middle of a plan year, Buyer will use commercially reasonable efforts to cause any such successor plan providing health coverage to give credit towards satisfaction of any annual deductible limitation and out-of-pocket maximum applied under such successor plan for any deductible, co-payment and other cost-sharing amounts previously paid by a continuing employee respecting his or her participation in the corresponding Company Benefit Plan during the plan year in which the Closing occurs.

(f) Effective no later than one (1) Business Day prior to the Closing Date (but contingent on the occurrence of the Closing), the Company shall take, or cause to be taken, all actions necessary to terminate each tax qualified defined contribution retirement plan that is sponsored, maintained, contributed to, or required to be contributed to by the Company or any of its Affiliates, including, without limitation, the TSI Healthcare, Inc. Profit Sharing Plan and Trust (the “Company 401(k) Plan”), in compliance with such plan’s terms and conditions, as well as all applicable Laws, including, without limitation, 100% vesting of all participants under the Company 401(k) Plan (collectively, such actions, the “Company 401(k) Plan Termination”). The Company shall provide Buyer with evidence of the Company 401(k) Plan Termination, effective as of no later than one (1) Business Day immediately prior to the Closing Date, pursuant to resolutions of the Company’s board of directors (or similar body of any applicable Affiliate). Buyer shall, or shall cause one of its Affiliates to, have in effect one or more defined contribution plans that include a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (collectively, “Buyer’s 401(k) Plan”) in which Continuing Employees may participate on or as soon as practicable following as of the Closing Date, in accordance with the terms of the Buyer’s 401(k) Plan. Following completion of all necessary actions by the Selling Parties to correct any compliance errors under ERISA or the Code with respect to the Company 401(k) Plan, as determined by Buyer, in its sole discretion, Buyer agrees to cause Buyer’s 401(k) Plan to allow each Continuing Employee to make a “direct rollover” to Buyer’s 401(k) Plan of the account balances of such Continuing Employee under the Company’s 401(k) Plan. Buyer further agrees to cooperate in good faith with the Selling Parties to take all actions as are reasonably requested by the Selling Parties to correct any compliance errors in the Company 401(k) Plan, including, without limitation, by causing an authorized representative of Buyer to execute any documents or correction applications that may be required to complete the necessary corrective action. To the extent that Buyer or any of its advisors receives or sends any communication (either written or oral) from or to the IRS or Department of Labor related to the correction of any compliance errors, such Person shall promptly advise Selling Parties and its advisors of such communication including the prompt delivery of a copy of any written correspondence received from or sent to the IRS or Department of Labor. For any account balances not otherwise rolled over to Buyer’s 401(k) Plan, the Company shall distribute, or cause to be distributed, the account balances of each participant in the Company 401(k) Plan as soon as reasonably practicable following the Closing Date, subject to the terms and conditions of the Company 401(k) Plan, applicable Law and, where required, the consent of such plan participants, it being understood that no such rollover or distribution shall occur until any compliance errors that exist in the Company’s defined contribution retirement plans, including the Company 401(k) Plan, are corrected by the Selling Parties in accordance with Internal Revenue Service and Department of Labor requirements under

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any applicable correction procedure. The Company and the Selling Parties shall also take such other commercially reasonable actions in furtherance of terminating the Company 401(k) Plan as Buyer may reasonably request.

7.10 Directors & Officers.

(a) Buyer agrees that all rights to indemnification or liability exculpation for acts or omissions occurring on or prior to the Closing Date based on provisions in the Company’s Organizational Documents existing as of the date of this Agreement (collectively, the “D&O Obligations”) shall survive for a period of six (6) years after the Closing Date. Subject to the foregoing, Buyer may, from and after the Closing, cause the Company to merge, dissolve or reorganize; provided, that Buyer shall cause the D&O Obligations to be assumed by the entity surviving such merger or reorganization or otherwise to survive for a period of six (6) years after the Closing Date.

(b) Notwithstanding anything to the contrary contained herein, neither the Selling Party nor their heirs, family members or representatives shall be entitled to indemnification pursuant to the D&O Obligations with respect to any claim(s) to the extent such claim is the result of such individual’s action or inaction which constitutes or results in a breach of the Company’s or the Selling Parties representations, warranties or covenants and agreements in this Agreement.

(c) Immediately prior to the Closing, Buyer shall acquire a nose policy for relating to directors and officer claims arising from facts or events that occurred on or prior to the Closing Date, which nose policy shall have a term of at least six (6) years (the “Nose Policy”). At or prior to the Closing, the Securityholder shall pay or cause to be paid one hundred percent (100%), of the costs and expenses related to the Nose Policy.

7.11 Company Records. For a period of seven (7) years following the Closing Date, Buyer will, and will cause the Company to, give the Securityholder and its agents and representatives reasonable access to (and the right to make copies thereof at the Securityholder’s own expense) the books, files, records and Tax Returns of Buyer, its Affiliates and the Company to the extent they relate to the events arising on or before the Closing Date or for any Tax periods that include or end prior to the Closing Date, with respect to the Units or the business of the Company. Buyer covenants and agrees that it will use commercially reasonable efforts to maintain such books and records in accordance withs its record retention policies and shall use commercially reasonable efforts to not, and will not permit the Company to, destroy or dispose of such books, files, records or Tax Returns prior to the date that is seven (7) years following the Closing Date (unless such destruction or disposal is consistent with Buyer’s record retention policies). Any review or access permitted to the Securityholder and its agents and representatives under this Section 7.11 will be conducted by the Securityholder and its agents and representatives in good faith, with a reasonable purpose and in a manner so as not to interfere unreasonably with the operations of Buyer or the Company following the Closing.

7.12 Tail Policy. Immediately prior to the Closing, the Company shall acquire a tail policy for run off coverage under the current Hiscox cyber policy maintained by the Company with respect to claims arising from facts or events that occurred on or prior to the Closing Date, which tail-policy shall have a term of at least three (3) years, with terms that are no less favorable

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than those under the existing insurance policies maintained by the Company (the “Tail Policy”). At or prior to the Closing, the Securityholder shall pay or cause to be paid fifty percent (50%), and Buyer shall pay or cause to be paid fifty percent (50%), of the costs and expenses related to the Tail Policy; provided that the Securityholder shall receive a credit against its 50% share of such cost equal to the amount of the refund for cancellation of the underlying cyber policy.

7.13 Retention Pool. After the Closing, Buyer agrees to contribute, when required to make payments, an aggregate amount of $4,000,000 to the Company (the “Cash Contribution”), and Buyer and the Securityholder shall in good faith cooperate to determine how the Cash Contribution should be used by the Company; provided, however that at least $1,000,000 of the Cash Contribution will be allocated to growth initiatives. Buyer shall allocate the other portion of the Cash Contribution as retention bonuses among certain Continuing Employees as determined by Buyer following consultation with David Dickson, Jr.

7.14 Termination of Customer Leases. After the Closing, Buyer agrees to contribute an aggregate amount of up to $18,000,000 to the Company (the “Customer Lease Contribution”), provided, however, such total aggregate amount of Customer Lease Contribution shall be determined solely by the Buyer. Buyer shall, in its sole discretion, determine how the Customer Lease Contribution should be used by the Company; provided, however that Buyer intends to use the Customer Lease Contribution for payments related to terminations of all agreements between customers of the Company and Navitas Credit Corp., CIT Bank, N.A. and any other similar entities.

7.15 Current Litigation. In the event that the Company receives any payment (in settlement, as a judgment, or otherwise) in connection with the litigation matter set forth on Schedule 2.21, Buyer agrees to receive such payment for the account of the Securityholder and hold in trust and promptly pay to the Securityholder any such amount.

Article VIII

indemnification

8.1 Survival of Representations, Warranties and Covenants.

(a) Company and Selling Parties Representations. The representations and warranties of the Company and the Selling Parties set forth in this Agreement shall survive the execution and delivery of this Agreement, any investigation by or on behalf of Buyer, and the Closing and shall terminate at 5:00 P.M. Eastern Time on the twelve (12) month anniversary of the Closing Date, except in all cases, with respect to any Loss, claim or breach of which any Buyer Indemnified Party shall have submitted a claim in accordance with Section 8.5 prior to such termination, provided, that, the representations and warranties of the Company and each Selling Party set forth in Sections 2.1, 2.2, 2.5, 2.6, 2.25, 2.34, 3.1, 3.2, and 3.4 (collectively, the “Fundamental Representations”) shall survive for six (6) years following the Closing, provided, further, the representations and warranties of the Company and each Selling Party set forth in Section 2.20 shall survive for three (3) years following the Closing.

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(b) Buyer Representations. The representations and warranties of Buyer set forth in this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall automatically terminate at 5:00 PM Eastern Time on the twelve (12) month anniversary of the Closing Date, except, in all cases, with respect to any Loss, claim or breach of which the Securityholder shall have provided a written notice to Buyer prior to such termination, provided, that, the representations and warranties of Buyer set forth in Sections 4.1 and 4.2 shall survive for six (6) years following the Closing.

(c) Covenants. The respective covenants, agreements and obligations of the Company, the Selling Parties, and Buyer set forth in this Agreement or in any certificate, document or other instrument delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and any investigation by or on behalf of any party hereto without limitation, except as otherwise expressly set forth in this Agreement or in such certificate, document or other instrument delivered pursuant to this Agreement.

(d) Effect of Survival. The survival periods set forth in this Section 8.1 are intended to operate only as the time period within which a party must deliver to the other party a written notice of a Loss, claim or breach, and following such delivery the notifying party shall be entitled to pursue its available remedies with respect thereto pursuant to the provisions of and subject to the limitations in this Agreement regardless of the survival periods set forth in this Section 8.1.

8.2 Indemnification by the Selling Parties. Each Selling Party severally (in accordance with its Percentage Share of Indemnification Obligations) and not jointly, shall indemnify, reimburse, compensate and hold harmless Buyer and its officers, directors, employees, partners, members, agents and Affiliates (each a “Buyer Indemnified Party”, and together the “Buyer Indemnified Parties”) against any and all Losses incurred or suffered by any such Buyer Indemnified Parties directly or indirectly as a result of, with respect to or in connection with:

(a) the failure of any representation or warranty of the Company (which Losses shall be borne severally and not jointly by each Selling Party in accordance with their Percentage Share of Indemnification Obligations) or any Selling Party (which Losses shall be borne 100% by the Selling Party in breach of the representation or warranty) set forth herein to be true and correct in all respects as of the Closing;

(b) any failure by the Company (which Losses shall be borne severally and not jointly by the Selling Parties in accordance with their Percentage Share of Indemnification Obligations) or any Selling Party (which Losses shall be borne 100% by such Selling Party) to fully perform, fulfill or comply with any covenant set forth herein;

(c) any claims by or on behalf of any current or former holder or alleged current or former holder of any equity or ownership interest or equity security of the Company (including its predecessors), including Company Securities or Security Rights with respect thereto, relating to or arising out of (i) the Transactions, this Agreement or any Related Agreement, or (ii) such Person’s status or alleged status as an equity holder or ownership of any equity or ownership interest in the Company (including its predecessors) at any time at or prior to the Closing, whether for breach of fiduciary duty or otherwise;

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(d) (i) any Pre-Closing Taxes, (ii) any and all liability (as a result of Treasury Regulations Section 1.1502-6 or otherwise) for Taxes of any Person (other than the Company) that is or has ever been affiliated with the Company, or with whom the Company otherwise joins or has ever joined (or is or has ever been required to join) in filing any consolidated, combined, unitary or aggregate Tax Return, for and with respect to periods prior to the Closing Date, (iii) any Tax liability resulting from the Company’s being liable for any Taxes of any Person as transferee or successor, by contract or otherwise for any period or transaction before the Closing, (iv) any Taxes of the Selling Parties, (v) any Taxes or other fees that are the responsibility of the Selling Parties pursuant to Section 5.1 and (vi) any losses related to breaches of the representation and warranty set forth in Section 2.28(p);

(e) any purchase price adjustments payable to Buyer pursuant to Section 1.5; and

(f) any claims related to the Phantom Share Plan (or the termination thereof), the Phantom Share Agreements under the Phantom Share Plan, or the Phantom Share Release Agreements.

8.3 Indemnification by Buyer. Buyer shall indemnify, reimburse, compensate and hold harmless the Securityholder and its Affiliates (each a “Securityholder Indemnified Party”, and together the “Securityholder Indemnified Parties”) against any and all Losses incurred or suffered by any such Securityholder Indemnified Parties directly or indirectly as a result of, with respect to or in connection with:

(a) the failure of any representation or warranty of Buyer set forth herein to be true and correct in all respects as of the Closing; and

(b) any failure by Buyer to fully perform, fulfill or comply with any covenant set forth herein.

8.4 Limitations.

(a) Selling Parties Shares of Losses. Notwithstanding the provisions of Section 8.2, the Selling Parties will, severally (in accordance with its Percentage Share of Indemnification Obligations) and not jointly, be required to indemnify or hold harmless the Buyer Indemnified Parties under Section 8.2(a) (other than Section 2.20) of this Agreement for the aggregate amount of all Losses for which the Buyer Indemnified Parties are entitled to indemnification up to a maximum aggregate amount equal to the Escrow Amount; provided, however: (A) that the Selling Parties’ will be required to indemnify or hold harmless the Buyer Indemnified Parties under Section 8.2(a) for breach of the representations and warranties set forth in Section 2.20 of this Agreement for 100% of the aggregate amount of all Losses for which the Buyer Indemnified Parties are entitled to indemnification arising from such breach up to a maximum aggregate amount equal to 25% of the portion of the Purchase Price received by the Selling Parties at the Closing pursuant to this Agreement plus: (i) the Total Revenue Earnout Payment and Data Health Revenue Earnout Payment, but only if such payments are earned and (ii) all Indebtedness related to or labeled as “Taxes” as determined on the Final Closing Balance Sheet; (B) that the Selling Parties’ will be required to indemnify or hold harmless the Buyer Indemnified Parties under Section 8.2(a) of this Agreement for 100% of the aggregate amount of all Losses for which the

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Buyer Indemnified Parties are entitled to indemnification arising from any breach of any Fundamental Representations (other than Section 2.34) or Fraud up to a maximum aggregate amount equal to the portion of the Purchase Price received by the Selling Parties at the Closing pursuant to this Agreement plus: (i) the Total Revenue Earnout Payment and Data Health Revenue Earnout Payment, but only if such payments are earned and (ii) all Indebtedness related to or labeled as “Taxes” as determined on the Final Closing Balance Sheet.

(b) Limitation on Indemnification Obligations. The indemnification obligation of all Selling Parties for money damages with respect to a claim for indemnification pursuant to Sections 8.2(b) - 8.2(f) shall be limited to the portion of the Purchase Price received by the Selling Parties at the Closing pursuant to this Agreement plus: (i) the Total Revenue Earnout Payment and Data Health Revenue Earnout Payment, but only if such payments are earned and (ii) all Indebtedness related to or labeled as “Taxes” as determined on the Final Closing Balance Sheet.

(c) No Prejudice. The representations, warranties, covenants and obligations of the Company and the Selling Parties, and the rights and remedies that may be exercised by the Buyer Indemnified Parties based on such representations, warranties, covenants and obligations, will not be limited or affected by any investigation conducted by Buyer or any agent of Buyer with respect to, or any knowledge acquired (or capable of being acquired) by Buyer or any agent of Buyer at any time, whether before or after the Closing, with respect to the accuracy or inaccuracy of or compliance with or performance of any such representation, warranty, covenant or obligation, and, except with respect to a claim for Fraud, no Buyer Indemnified Party shall be required to show that it relied on any (and each Buyer Indemnified Party shall be deemed to have relied on each) such representation, warranty, covenant or obligation of the Company or a Selling Party in order to be entitled to indemnification pursuant to this Article VIII.

(d) Exclusive Remedy. Subject to Section 8.4(f), Buyer agrees that the sole and exclusive remedy for money damages for any matter relating to this Agreement shall be the rights to indemnification set forth in this Article VIII.

(e) Fraud; Equitable Remedies. Notwithstanding anything to the contrary in this Agreement, the limitations and thresholds set forth in this Article VIII shall not apply with respect to: (i) Fraud or (ii) any equitable remedy, including a preliminary or permanent injunction or specific performance.

(f) Materiality Scrape. The amount of any Loss for any inaccuracy in or breach of any representation or warranty contained in this Agreement (but not for purposes of determining the existence of any inaccuracy in, or breach of, any representation or warranty) shall be determined without regard to any materiality, Company Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty, or used for purposes of determining items required to be scheduled on the Company Disclosure Schedule in Article II or Article III, with respect to which this Section 8.4(f) shall not apply.

(g) Net Loss; Mitigation. Notwithstanding anything contained herein to the contrary, the amount of any Losses incurred or suffered by an Indemnified Party will be calculated after giving effect to (i) any insurance proceeds actually received by the Indemnified Party (or any of its Affiliates) with respect to such Losses, and (ii) any recoveries actually obtained by the

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Indemnified Party (or any of its Affiliates) from any other third party. Each Indemnified Party will use, and will cause his, her or its respective Affiliates to use, commercially reasonable efforts to obtain such proceeds and recoveries, to the extent required by applicable Law. If any such proceeds or recoveries are received by an Indemnified Party (or any of its Affiliates) less all costs of recovery and any increased insurance premiums directly attributable to any such insurance recovery. with respect to any Losses after an Indemnifying Party has made a payment to the Indemnified Party with respect thereto, the Indemnified Party (or such Affiliate) will promptly pay to the Indemnifying Party the aggregate amount of such proceeds or recoveries received by the Indemnified Party (or such Affiliate). To the extent that an Indemnified Party is otherwise fully indemnified or compensated for any claim for which indemnification may be asserted under this Article VIII pursuant to any other provision in this Agreement, then that Indemnified Party shall not be entitled to any additional or duplicative recovery for that matter as an indemnification claim pursuant to this Article VIII. Buyer and the Selling Parties agree to use, and will cause their respective Affiliates to use, commercially reasonable efforts to mitigate any Losses; provided, however, that no party will be required to use such efforts if they would be detrimental in any material respect to such party.

(h) No Obligation for Tax Attributes. Notwithstanding anything to the contrary in this Agreement, in no event will the Selling Parties have any liability or indemnification obligation with respect to the amount, availability or use of any Tax assets of the Company (including, but not limited to, the Tax basis of the Company’s assets and losses or deductions of Company) in any taxable period beginning on or after the Closing Date that are attributable to Pre-Closing Tax Periods.

8.5 Procedures.

(a) General. Promptly after the discovery by a Buyer Indemnified Party or a Securityholder Indemnified Party (an “Indemnified Party”) of any Loss or Losses, claim or breach, including any claim by a third party (a “Third Party Claim”), that would reasonably be expected to give rise to a claim for indemnification hereunder, the Indemnified Party shall deliver to the Securityholder or Buyer, as applicable (the “Indemnifying Party”), a certificate (a “Claim Certificate”) that:

(i) states that the Indemnified Party has paid or properly accrued Losses, or reasonably anticipates that it may or will incur liability for Losses, for which such Indemnified Party may be entitled to indemnification pursuant to this Agreement; and

(ii) specifies in reasonable detail, to the extent practicable and available, each individual item of Loss included in the amount so stated, the basis for any anticipated liability and the nature of the misrepresentation, default, breach of warranty or breach of covenant or claim to which each such item is related and, to the extent computable, the computation of the amount to which such Indemnified Party claims to be entitled hereunder; provided, that no delay on the part of any Indemnified Party in notifying the Indemnifying Party shall relieve Indemnifying Party of any liability or obligations hereunder except to the extent that such Indemnifying Party has been materially prejudiced thereby, and then only to such extent.

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(b) Objection. If the Indemnifying Party objects to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Claim Certificate, the Indemnifying Party shall deliver a written notice to such effect to the Indemnified Party within thirty (30) days after receipt by the Indemnifying Party of such Claim Certificate. Thereafter, the Indemnifying Party and the Indemnified Party shall attempt in good faith to agree upon the rights of the respective parties for a period of not less than sixty (60) days after receipt by the Indemnified Party of such written objection with respect to each of such claims to which the Indemnifying Party has objected. If the Indemnified Party and the Indemnifying Party agree with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement and, if applicable, an instruction to the Escrow Agent. Should the Indemnified Party and the Indemnifying Party fail to agree as to any particular item or items or amount or amounts within such sixty (60) day period, then either party shall be entitled to pursue its available remedies for resolving its claim for indemnification.

(c) Third Party Claim Defense; Settlement. The Indemnifying Party will have thirty (30) days from the date on which the Indemnifying Party received a Claim Certificate in respect of a Third Party Claim to notify the Indemnified Party that the Indemnifying Party desires to assume the defense or prosecution of such Third Party Claim and any litigation resulting therefrom with counsel of its choice and at its sole cost and expense (a “Third Party Defense”). If the Indemnifying Party assumes the Third Party Defense in accordance herewith, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim but the Indemnifying Party shall control the investigation, defense and settlement thereof, (ii) the Indemnified Party will not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim to the extent such judgment or settlement provides for equitable relief without the prior written consent of the Indemnified Party. The parties will act in good faith in responding to, defending against, settling or otherwise dealing with such claims. The parties will also cooperate in any such defense and give each other reasonable access to all information relevant thereto to the extent permitted by applicable Law or applicable contractual restrictions, subject to entering into appropriate confidentiality agreements. Whether or not the Indemnifying Party has assumed the Third Party Defense, such Indemnifying Party will not be obligated to indemnify the Indemnified Party hereunder for any settlement entered into or any judgment that was consented to without the Indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(d) Defense; Settlement. If the Indemnifying Party does not assume the Third Party Defense on which the Indemnifying Party received a Claim Certificate, the Indemnified Party will be entitled to assume the Third Party Defense, upon delivery of notice to such effect to the Indemnifying Party; provided that the Indemnifying Party shall have the right to participate in the Third Party Defense at its sole cost and expense, but the Indemnified Party shall control the investigation, defense and settlement thereof, and the Indemnifying Party will not be obligated to indemnify the Indemnified Party hereunder for any settlement entered into or any judgment that was consented to without the Indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

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(e) Agreed Claims. Claims for Losses specified in any Claim Certificate to which the Indemnifying Party did not object in writing within thirty (30) days of receipt of such Claim Certificate, claims for Losses covered by a memorandum of agreement of the nature described in Section 8.5(b) and claims for Losses the validity and amount of which have been the subject of resolution by arbitration or of a final non-appealable judicial determination are hereinafter referred to, collectively, as “Agreed Claims.” Subject to the terms and conditions of this Agreement, the Indemnified Party shall be entitled to payment for any Agreed Claim within ten (10) Business Days of the determination of the amount of any such Agreed Claims.

(f) Transactions Consideration Adjustment. Buyer and the Securityholder agree to treat each indemnification payment pursuant to this Article VIII as an adjustment to the Purchase Price for all Tax purposes and shall take no position contrary thereto unless required to do so by applicable Tax Law pursuant to a determination as defined in Section 1313(a) of the Code.

(g) Escrow Amount.

(i) For purposes of securing the Selling Parties’ indemnification obligations under this Agreement, on the Closing Date Buyer is depositing the Escrow Amount with the Escrow Agent to be held in accordance with this Agreement and the Escrow Agreement. Upon Buyer’s determination that any Buyer Indemnified Party has suffered any Loss that is subject to indemnification by the Selling Parties hereunder after giving effect to all limitations set forth herein, Buyer will promptly deliver a copy of the Claim Notice to the Escrow Agent. Buyer will be entitled to recover from the Escrow Amount the amount of any Agreed Claims, and the Securityholder and Buyer will issue joint written instructions to the Escrow Agent to distribute such amount to the applicable Buyer Indemnified Party. In the event the Securityholder objects in writing to a Claim Certificate in accordance with Section 8.5(b), the Escrow Agent will make no disbursements from the Escrow Amount relating to such claim unless and until Buyer and the Securityholder have resolved the claim by mutual agreement, arbitration or litigation.

(ii) No later than five (5) Business Days after the twelve (12)-month anniversary of the Closing Date (the “Release Date”), Buyer and the Securityholder will deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to pay and distribute to the Securityholder, any remaining portion of the Escrow Amount unless any outstanding claim for indemnification under Section 8.2 is still pending and unresolved, in which case an amount representing a reasonable quantification of the amount of indemnifiable Losses (after giving effect to all limitations set forth herein) relating to any pending and unresolved claim for indemnification under Section 8.2 will be retained by the Escrow Agent (the “Retained Amount”), and the balance paid to the Securityholder. Any Retained Amount will remain in the escrow account until released in satisfaction of an outstanding claim or paid to the Securityholder pursuant to Section 8.5(g)(iii) below.

(iii) If, following the Release Date, after final resolution and payment of each outstanding claim for indemnification, any Retained Amount with respect to such claim remains in escrow, no later than five (5) Business Days after the date of such final resolution and payment, the Escrow Agent will pay and distribute all of such remaining funds by wire transfer of immediately available funds to the Securityholder, and Buyer and Securityholder will deliver a joint written instruction to the Escrow Agent to such effect.

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Article IX

definitions, Construction, etc.

9.1 Definitions. For purposes of this Agreement:

“Accounting Firm” is defined in Section 1.5(e).

“Accounting Principles” means the accounting principles used in preparation of the Company Financial Statements, applied on a consistent basis.

“Action” means any claim, action, suit, proceeding or investigation of any nature that is commenced, brought, conducted, tried or heard by or before any Governmental Entity or arbitrator.

“Affiliate” means, with respect to the Person to which it refers, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person.

“Agreed Claims” is defined in Section 8.5(e).

“Agreement” is defined in the Preamble.

“agreement” means any written or oral legally binding agreement, contract, mortgage, indenture, lease, license, instrument, note, guaranty, indemnity, or commitment.

“Allocation Methodology” is defined in Section 1.8.

“Allocation Schedule” is defined in Section 1.8.

“Balance Sheet Date” is defined in Section 2.7(a).

“Base Purchase Price” means $50,449,000.

“Base Revenue” means the Revenue of the Company minus Data Health Operations Revenue for the calendar year starting on January 1, 2022, and ended on December 31, 2022. Notwithstanding the foregoing, the Buyer and Securityholder shall mutually agree upon the final determination of the Base Revenue and if the Buyer and Securityholder are unable to agree upon the final determination of the Base Revenue, such dispute will be resolved pursuant to Section 1.6(e).

“Business Day” means any day of the year on which national banking institutions in California and North Carolina are open to the public for conducting business and are not required to close.

“Buyer” is defined in the Preamble.

“Buyer Indemnified Party” is defined in Section 8.2.

“Buyer’s 401(k) Plan” is defined in Section7.9(f).

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“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, U.S. Public Law 116-136.

“Cash Contribution” is defined in Section 7.13.

“Change in Control Agreement” is defined in Section 2.17.

“Change in Control Payment” means any bonus, retention, severance or other payment or other form of compensation, excluding the Phantom Share Amount, that is created, accelerated, accrues or becomes payable by the Company to any present or former director, stockholder, Employee or Independent Contractor thereof, including pursuant to any employment agreement, benefit plan or any other contractual obligation, as a result of, or in connection with, the execution and delivery of this Agreement or any Related Agreement or the consummation of the Transactions.

“Claim Certificate” is defined in Section 8.5(a).

“Closing” is defined in Section 1.2.

“Closing Date” is defined in Section 1.2.

“Closing Debt Amount” means the amount of Indebtedness of the Company as of the Closing Date immediately prior to the Closing.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” is defined in the Preamble and includes all predecessors of the Company.

“Company 401(k) Plan” is defined in Section 7.9(f).

“Company 401(k) Plan Termination” is defined in Section 7.9(f).

“Company Authorizations” is defined in Section 2.31.

“Company Balance Sheet” is defined in Section 2.7(a).

“Company Benefit Plan” is defined in Section 2.26(a).

“Company Board” means the board of directors of the Company.

“Company Board Approval” means the approval by the Company Board of this Agreement, the Related Agreements and the Transactions as required pursuant to the terms of the Company’s Organizational Documents and any applicable Law, in each case as in effect as of the date of this Agreement.

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“Company Capital Stock” means the common stock, $0.01 par value per share, of the Company.

“Company Cash” means all cash and cash equivalents of the Company as of 11:59 p.m. on the day immediately preceding the Closing Date, as computed in accordance with the Accounting Principles, other than restricted cash. For the avoidance of doubt, Company Cash will be calculated (a) net of (i) pending electronic funds transfers (EFTs) for the account of any payee of the Company, (ii) bank account overdrafts, and (iii) all “cut” but uncashed checks issued by the Company that are outstanding, and (b) inclusive of (i) pending EFTs for the account of the Company and (ii) all checks and drafts deposited for the account of the Company or in the possession of the Company.

“Company Data” means all data sets, analyses, reports, summaries, data elements, and de-identified or anonymized data, that have been generated, processed or otherwise received by the Company.

“Company Disclosure Schedule” is defined in Article II.

“Company Expenses” means (i) all costs, fees and expenses incurred by the Company in connection with or in anticipation of the negotiation, execution and delivery of this Agreement and the Related Agreements or the consummation of the Transactions or in connection with or in anticipation of any alternative transactions considered by the Company to the extent such costs, fees and expenses are payable or reimbursable by the Company, including all costs, fees and expenses and payments to any third party incurred by the Company in connection with the Company’s obligations under Section 6.2, including all fees to be paid to Covington Associates; (ii) all Change in Control Payments (including the employer portion of any payroll Taxes associated therewith) other than the Phantom Share Amounts; (iii) fifty percent (50%) of the fees of the Escrow Agent pursuant to the Escrow Agreement; (iv) 100% of the costs, fees and expenses related to the Nose Policy; and (v) 50% of the costs, fees and expenses related to the Tail Policy.

“Company Financial Statements” is defined in Section 2.7(a).

“Company Intellectual Property” means any Intellectual Property that has been used, is used, or is held for use in the business of the Company as previously conducted or as currently conducted. For the avoidance of doubt, Company Intellectual Property shall include both Intellectual Property owned and licensed in by the Company.

“Company IP Agreements” means (i) licenses of Intellectual Property by the Company to any Person or any other instruments or other arrangements to which Company is a party, pursuant to which any Person has obtained any right, title or interest in any Intellectual Property, (ii) licenses of Intellectual Property by any Person to the Company, or any other agreements pursuant to which Company has obtained any right, title or interest in Intellectual Property, (iii) agreements between Company and any Person relating to the use, development, prosecution, enforcement or commercialization of Intellectual Property, and (iv) consents, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of Owned Intellectual Property, provided that Company IP Agreements shall not include customary end-user license agreements provided to customers in the Ordinary Course of Business.

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“Company IT Assets” is defined in Section 2.14(f).

“Company Material Adverse Effect” means a material adverse effect on the business, assets, liabilities, financial condition, operations or results of operations of the Company taken as a whole; except that a Company Material Adverse Effect will not include changes, events or circumstances resulting from (a) changes to the U.S. economy, the global economy, financial markets or the industry or markets in which the Company operates,(b) any hurricane, earthquake, flood or other natural disaster, or any acts of terrorism, cyberterrorism, sabotage, military action, armed hostilities, war (whether or not declared), epidemic, pandemic or disease outbreak (including the COVID-19 virus) or any escalation or worsening thereof, (c) changes in Law or GAAP, (d) changes in interest rates, currency exchange rates or commodities prices, or (e) any failure of the Company to meet any internal or external projections, forecasts or revenue predictions.

“Company Products” is defined in Section 2.15(a).

“Company Real Property” is defined in Section 2.12(a).

“Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, under obligation of assignment to, or filed in the name of, the Company.

“Company Security” or “Company Securities” means all outstanding Company Capital Stock, voting securities, or other ownership interests of the Company.

“Company Software” means all of the Software owned or controlled by, under obligation of assignment to, or developed for or in the name of the Company.

“Continuing Employees” is defined in Section 7.9(a).

“control” means, with respect to a Person, the ability to direct the management of such Person, whether through the ownership of voting securities, by agreement, or otherwise.

“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 and all related strains and sequences, including any resurgence or evolutions or mutations or variants thereof.

“COVID-19 Funds” means all grants, payments, distributions, funds, credits or refunds or other relief provided under the CARES Act, the Paycheck Protection Program Act, or any other program authorized by any Governmental Entity or Government Healthcare Program in response to COVID-19, including, Employee Retention Credit, Provider Relief Fund, or any other Law or program enacted, adopted or authorized in response to COVID-19.

“Current Largest Customers” is defined in Section 2.29.

“Customer Lease Contribution” is defined in Section 7.14(a).

“Data Health Operations Revenue” means all revenue received by Buyer and its Affiliates (including after the Closing, the Company) in respect of the Company through the sale of EMR data or Company Data or services and are (i) sold directly to third parties, including but not limited

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to healthcare providers, academic researchers, hospitals, pharmaceutical companies, or sold through clearinghouses, healthcare exchanges, aggregators, data brokers, wholesalers, or similar distribution channels, or (ii) sold through tradeshows, conferences, sponsorship agreements or other related data sales and marketing efforts, in each case calculated in accordance with the New Accounting Policies.

“Data Health Revenue Earnout Payment” is defined in Section 1.6(b).

“D&O Obligations” is defined in Section 7.10(a).

“Disclosable Contract” is defined in Section 2.16(b).

“Disputed Allocation Amounts” is defined in Section 1.8.

“Earnout Period” means the period starting on April 1, 2024, and ended on March 31, 2025.

“Employee” means any current employee of the Company.

“Employment Agreement” means each management, employment, severance, consulting, relocation, repatriation, expatriation or similar agreement between the Company or any Affiliate and any Employee or advisor of the Company.

“Environmental Permits” is defined in Section 2.24(a).

“ERCs” is defined in Section 5.5(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which is or at any time in the past six (6) years would have been treated as a “single employer” with the Company under Section of 414(b), (c), (m), or (o) of the Code or Section 4001 of ERISA.

“Escrow Agent” is defined in Section 1.3(b).

“Escrow Agreement” is defined in Section 1.3(b).

“Escrow Amount” means $5,000,000.

“Estimated Closing Balance Sheet” is defined in Section 1.5(a).

“Estimated Closing Statement” is defined in Section 1.5(a).

“Estimated Purchase Price” is defined in Section 1.5(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Export Laws” is defined in Section 2.19(b).

“Final Closing Balance Sheet” is defined in Section 1.5(e).

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“Final Closing Statement” is defined in Section 1.5(e).

“Final Earnout Calculation” is defined in Section 1.6(e)

“Foreign Exchange Laws” is defined in Section 2.19(b).

“Fraud” means Delaware common law fraud with respect to the making of representations and warranties in this Agreement by a party to this Agreement and not equitable fraud, negligent misrepresentation or omission, or fraud based on recklessness.

“Fundamental Representations” is defined in Section 8.1(a).

“GAAP” means generally accepted accounting principles effective in the United States.

“Government Contract” means any agreement between, on the one hand, the Company and, on the other hand: (i) the United States government or any other Governmental Entity, (ii) any prime contractor to the United States government or any other Governmental Entity or (iii) any subcontractor with respect to any agreement described in clauses (i) or (ii).

“Government Healthcare Program” means any federal healthcare program as defined in 42 U.S.C. § 1320a-7b(f), including Medicare, state Medicaid programs, TRICARE and any similar or successor programs or plans, or any other federal, state or local Governmental Entity program that provides health benefits through insurance, or otherwise, which is funded in whole or in part, directly or indirectly, by any Governmental Entity, including in the case of testing uninsured individuals for COVID-19, treating uninsured individuals with a COVID-19 diagnosis, and administering COVID-19 vaccines to uninsured individuals, the Health Resources & Services Administration (HRSA).

“Governmental Entity” means any (i) federal, state, local, foreign or other government authority, including any nation, state, commonwealth, province, territory, county, municipality, district or other jurisdictional or political body; (ii) public primary, secondary or higher educational institution; or (iii) other governmental, self-regulatory or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal), in each case having jurisdiction over the Company or its business.

“Hazardous Material” is defined in Section 2.24(a).

“Hazardous Materials Activities” is defined in Section 2.24(b).

“Healthcare Laws” means all Laws regarding patient care and human health and safety and relating to the provision of healthcare items and services, including Laws relating to any Healthcare Permit, the provision of healthcare services to enrollees of Third-Party Payors, reporting and disclosure requirements to a Governmental Entity, fraud and abuse, patient inducements, patient referrals, anti-kickback, self-referral, fee-splitting, false claims, the submission of bills, claims or similar requests for payment, coding, coverage, reimbursement, and billing and collections, and Laws prohibiting the practice of medicine by unlicensed entities or individuals, including “the corporate practice of medicine” prohibition or doctrine in states that

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have such a statutory or common law prohibition or similar restrictions on ownership of any Person and the performance of any professional services by any Person, including the federal civil False Claims Act (31 U.S.C. §§ 3729 et seq.); the Federal Stark Law (42 U.S.C. § 13955nn); the Federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); the federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a); the Federal Healthcare Fraud Law (18 U.S.C. § 1347); Medicare (Title XVIII of the Social Security Act); Medicaid (Title XIX of the Social Security Act); Healthcare Privacy Laws; the Eliminating Kickbacks in Recovery Act of 2018 (EKRA) (18 U.S.C. § 220); the CARES Act; the Families First Coronavirus Response Act; the CARES Act Provider Relief Fund; in each case, as amended; and any regulations promulgated pursuant to any of the foregoing statutes and comparable state Laws that address the subject matter of any of the foregoing.

“Healthcare Permit” has the meaning set forth in Section 2.20(e).

“Healthcare Privacy Laws” means, if and to the extent applicable to the Company, the HIPAA Privacy Rule and Security Rule and the requirements of any federal, state and local laws that regulate the privacy or security of individually identifiable health information that constitutes Personal Data under the control of the Company.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economics and Clinical Health Act, and implementing regulations relating thereto, including the Privacy Standards (45 C.F.R. Part 160 and Subparts A and E of Part 164) (the “Privacy Rule”), the Electronic Transactions Standards (45 C.F.R. Parts 160 and 162), and the Security Standards (45 C.F.R. Part 160 and Subparts A and C of Part 164) (the “Security Rule”) promulgated under the Administrative Simplification Standards (45 C.F.R. Parts 160, 162 and 164), as amended by the HIPAA Omnibus Rule.

“Indebtedness” means, without duplication, with respect to any Person (i) all obligations for borrowed money or extensions of credit (including bank overdrafts and advances), (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the Ordinary Course of Business, (iv) all obligations of others secured by a Lien on any asset owned by such Person, whether or not such obligations are assumed, (v) all obligations, contingent or otherwise, directly or indirectly guaranteeing any obligations of any other Person, all obligations to reimburse the issuer in respect of letters of credit or under performance or surety bonds, or other similar obligations, (vi) all obligations in connection with factoring, (vii) all obligations in respect of intercompany liabilities, if any, (viii) all Taxes of that Person, determined in a manner consistent with the Person’s past practice, that are attributable to a Pre-Closing Tax Period, including any Taxes deferred pursuant to the CARES Act (including any regulations or guidance published by the U.S. Department of the Treasury, as in effect as of the Closing Date) from before the Closing Date to a period after the Closing Date; (ix) any amounts due from the Company to any current or former members of the Company or by such current or former members to the Company, (x) all obligations in respect of bankers’ acceptances and under reverse repurchase agreements, (xi) any payables owed to Buyer, (xii) any amounts due to or in respect of current or former employees of the Company for earned and unpaid bonuses or commissions (including the employer portion of any related payroll and other employment Taxes), (xiii) any amounts due to or in respect of current or former employees of the Company’s accrued and unpaid vacation (including the employer portion of any related payroll and other employment Taxes) up to a maximum amount of

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$254,978.29, and (xiv) all obligations in respect of futures contracts, swaps, other financial contracts and other similar obligations (determined on a net basis as if such contract or obligation was being terminated early on such date).

“Indemnified Party” is defined in Section 8.5(a).

“Indemnifying Party” is defined in Section 8.5(a).

“Independent Contractor” means any individual currently engaged as an independent contractor by the Company who provides material services to the Company.

“Intellectual Property” means any or all of the following and all rights in, arising out of, or associated therewith:(i) all United States, international and foreign patents and applications therefor and all reissues, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority to or serving as a basis for priority thereof; (ii) all inventions (whether or not patentable), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, business methods, technical data and customer lists, tangible or intangible proprietary information, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world and all goodwill associated therewith; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world; (viii) all Web addresses, sites and domain names and numbers; (ix) all mask works and integrated topographies; and (x) any similar or equivalent rights to any of the foregoing anywhere in the world.

“IRS” means the United States Internal Revenue Service.

“IT Assets” means Software, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation.

“knowledge” (including any derivation thereof such as “known” or “knowing”) with respect to the Company or the Selling Parties means the actual knowledge of David Dickson, Glenn Dickson, Jeremy Kirchner, Patrick Summers and Christian Mibelli, in each case after reasonable inquiry of direct reports.

“Law” means any federal, state, foreign, or local law, statute, ordinance, rule, order, regulation, writ, directive, judgment, administrative interpretation, treaty, decree, administrative or judicial decision and any other executive, legislative, regulatory or administrative proclamation of a Governmental Entity.

“Lease Amendment” means that certain Third Lease Amendment, made as of the date hereof, by and between Colemax-Jordan, LLC and the Company to that certain Lease Agreement, dated May 1, 2019, by and between Colemax – Jordan, LLC (“Landlord”) and the Company, as

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amended by that First Lease Amendment, dated May 1, 2022, and as further amended by that Second Lease Amendment, made as of October 17, 2022, for the property located at Suite 200, 101 Europa Drive, Chapel Hill, North Carolina, 27517.

“Leases” is defined in Section 2.12(b).

“Licensed Intellectual Property” means Intellectual Property licensed to the Company pursuant to the Company IP Agreements.

“Liens” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, license, charge, option, right of first refusal, easement, restriction, reservation, servitude, proxy, voting trust or agreement, transfer restriction under any stockholder or similar agreement, or encumbrance of any nature whatsoever.

“Loss” and “Losses” means all reasonably foreseeable claims, losses, royalties, liabilities, damages (including solely with respect to Third Party Claims and not with respect to any other claims, punitive damages awarded to such third party), deficiencies, interest and penalties, costs and expenses, including reasonable attorneys’ fee and expenses, and expenses of investigation and defense.

“Lower Limit Total Revenue Target” means: (i) the Base Revenue multiplied by 1.1236 plus; (ii) $9,000,000.

“Net Working Capital” means (a) the current assets of the Company including (i) long-term contract assets but excluding (A) Company Cash and (B) deferred income tax assets, minus (b) the current liabilities of the Company including (i) long-term and short-term deferred revenue but excluding (ii) current and deferred income Tax liabilities and, in each case, calculated as of the Closing in accordance with the Accounting Principles; provided, that Net Working Capital shall not take into account the current portions of any amounts reflected in the Closing Debt Amount or any accrued liabilities that constitute Company Expenses; and provided, further, the Net Working Capital shall be calculated in the same manners as Schedule II hereto.

“Net Working Capital Adjustment Amount” means the amount, if any, by which the difference between (a) Net Working Capital and (b) the Net Working Capital Target exceeds $200,000; provided, that, in the event that such difference exceeds $200,000, the Net Working Capital Adjustment Amount shall be the difference between Net Working Capital and the Net Working Capital Target.

“Net Working Capital Target” means $6,319,735.

“New Accounting Policies” means all revenue for any contract that includes the provision of hosting services by the Company will be recognized ratably over the contract term.

“Nondisclosure Agreement” is defined in Section 7.1.

“Nose Policy” is defined in Section 7.10(c).

“OEM” is defined in Section 2.16(a)(xv).

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“Order” means any order, judgment, ruling, injunction, assessment, award, decree or writ of any Governmental Entity.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the business of the Company consistent with past practice.

“Organizational Documents” means, with respect to any Person (other than an individual), (i) the certificate or articles of incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (ii) all by-laws, regulations, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Owned Intellectual Property” is defined in Section 2.14(a)(ii).

“Participating Phantom Share Recipient” means each of those Phantom Share Recipients who has not signed a Phantom Share Release Agreement in a form that releases such Phantom Share Recipient’s right to participate in the Total Revenue Earnout Payment and the Data Health Revenue Earnout Payment.

“Percentage Share of Earnout Payment” means, with respect to each Person, the applicable percentage set forth opposite such Persons name on Schedule I under the column labeled “Percentage Share of Earnout Payment”.

“Percentage Share of Indemnification Obligations” means, with respect to each Selling Party, the applicable percentage set forth opposite such Selling Party’s name on Schedule I under the column labeled “Percentage Share of Indemnification Obligations”.

“Permit” means any license, permit, authorization, certificate of authority, qualification or similar document or authority that has been issued or granted by any Governmental Entity.

“Permitted Liens” means (i) Liens for current Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and in each case for which adequate reserves have been established and set forth on the Company Balance Sheet, (ii) Liens incurred in connection with workers’ compensation, unemployment insurance and other types of social security, (iii) imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of the Company as currently conducted, and (iv) all applicable zoning, entitlement, conservation restrictions and other land use and environmental regulations and (v) all other Liens as set forth on Schedule 2.8(c).

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, estate, unincorporated organization, Governmental Entity or other entity.

“Personal Data” means (i) any information or data that relates to or could reasonably be linked with an identified or identifiable natural person and (ii) any other information or data

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considered to be personally identifiable information, protected health information, or personal data under applicable data protection Laws.

“Phantom Share Amount” means the aggregate amount payable under the Phantom Share Plan (including the employer portion of any payroll Taxes associated therewith), as set forth on Schedule I.

“Phantom Share Release Agreement” is defined in Section 1.4(a).

“Phantom Share Plan” means that certain TSI Healthcare, Inc. Phantom Share Plan, effective as of January 1, 2015.

“Phantom Share Recipient” means those persons listed on Schedule I who execute a Phantom Share Release Agreement.

“Phantom Shares” means those Phantom Shares issued to Phantom Share Recipients pursuant to the Phantom Share Plan.

“Post-Closing Straddle Period” means the portion of the Straddle Period that begins on the day immediately after the Closing Date and ends at the end of the Straddle Period.

“Pre-Closing Straddle Period” means the portion of the Straddle Period that ends on the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date, and for any Tax period that includes (but does not end on) the Closing Date (a “Straddle Period”), the portion of the Straddle Period that ends on the Closing Date (employing the allocation methodology prescribed by Section 5.4).

“Pre-Closing Taxable Events” means any transaction, event or non-event occurring on or before the Closing Date, the occurrence of which results in the imposition of a Tax on the Company, provided, that the Transactions contemplated by this Agreement shall not be deemed to constitute Pre-Closing Taxable Events.

“Pre-Closing Taxes” means all liabilities for Taxes of the Company for Pre-Closing Tax Periods and Pre-Closing Taxable Events, regardless of whether the Taxes for such events are incurred prior to or after the Closing Date, determined without regard to any carryback of a loss or credit arising after the Closing Date.

“Pre-Transaction Reorganization” means the transactions and steps taken prior to the Closing that resulted in the Company’s converting from a Delaware corporation taxed as an “S corporation” for U.S. federal income Tax purposes to a Delaware limited liability company that is disregarded as separate from the Securityholder for U.S. federal income Tax purposes.

“Prior Plans” is defined in Section 2.6(b).

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“Private Programs” means any private insurance program, managed care plan HMO or similar plan or other payment program for medical expenses, including all Third-Party Payors, that is not a Government Healthcare Program.

“Proposed Final Closing Balance Sheet” is defined in Section 1.5(c).

“Proposed Final Closing Statement” is defined in Section 1.5(c).

“Protected Health Information” has the same meaning as “Protected Health Information” under 45 C.F.R. § 160.103 of HIPAA.

“Publicly Available Software” means each of (i) any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., GNU General Public License, Apache Software License, MIT License), or pursuant to similar licensing and distribution models; and (ii) any software that requires as a condition of use, modification, hosting and/or distribution of such software or of other software used or developed with, incorporated into, derived from, or distributed with such software, that such software or other software (A) be disclosed or distributed in source code form; (B) be licensed for the purpose of making derivative works; (C) be redistributed, hosted or otherwise made available at no or minimal charge; or (D) be licensed, sold or otherwise made available on terms that (x) limit in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of such software or other software or (y) grant the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of such software or other software.

“Purchase Price” is defined in Section 1.3(a).

“Registered Intellectual Property” means all United States, international and foreign: (i) patents and patent applications (including provisional applications and design patents and applications) and all reissues, divisions, divisionals, renewals, extensions, counterparts, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority thereto or serving as a basis for priority thereof; (ii) registered trademarks, service marks, applications to register trademarks, applications to register service marks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; (iv) domain name registrations and internet number assignments; and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Entity.

“Related Agreements” means the Escrow Agreement, the Phantom Share Release Agreements, and each of the other agreements, certificates or documents contemplated or delivered hereby or thereby.

“Release Date” is defined in Section 8.5(g)(ii).

“Representative” means, with respect to any Person, any director, officer, employee, agent, manager, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

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“Restricted Business” means any business that would be directly or indirectly competitive with the Company or NextGen Healthcare, Inc. as of the Closing Date.

“Restricted Period” is defined in Section 7.4(a).

“Retained Amount” is defined in Section 8.5(g)(ii).

“Revenue of the Company” means (i) all revenue generated by the Company plus (ii) all revenue (whether of the Company, Buyer or an Affiliate of Buyer) from the direct sale of (a) Nextgen Healthcare, Inc.’s products or services to any of the customers set forth on Schedule III and (b) Company Data by NextGen Healthcare, Inc. to any third party purchasers, in each case calculated in accordance with the New Accounting Policies.

“Securities Act” is defined in Section 4.7.

“Security Rights” means, with respect to any Company Security, any option, warrant, subscription right, preemptive right, other right, proxy, put, call, demand, plan, commitment, agreement, understanding or arrangement of any kind relating to such security, whether issued or unissued, or any other security convertible into or exchangeable for any such security.

“Securityholder” is defined in the Preamble.

“Securityholder Indemnified Party” and “Securityholder Indemnified Parties” are defined in Section 8.3.

“Selling Party” and “Selling Parties” are defined in the Preamble.

“Services” is defined in Section 2.15.

“Services Agreements” is defined in Section 2.15.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation including user manuals and other training documentation related to any of the foregoing.

“Special Engagement” is defined in Section 10.13(a).

“Straddle Period” is defined within the definition of “Pre-Closing Tax Period”.

“Tail Policy” is defined in Section 7.12.

“Tax” means any United States or foreign, state, provincial or local net income, alternative or add-on minimum, estimated, gross income, gross receipts, sales, goods and services, compensation, use, ad valorem, value added, transfer, franchise, capital profits, capital gains,

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capital, lease service, license, withholding, payroll, employment, unemployment, social security, employer health, excise, severance, stamp, occupation, premium, property, environmental, escheat, school or windfall profit tax, customs duty or other tax, governmental fee or other like assessment or charge in the nature of a tax, employment insurance premiums, any Tax imposed under Code Section 1374, and any liability incurred or borne by virtue of the application of Treasury Regulations Section 1.1502-6 (or any similar or corresponding provision of state, local or foreign Tax Laws), as a transferee or successor, by contract or otherwise, whether disputed or not, together with all interest, penalties, additions to tax and additional amounts with respect thereto.

“Tax Matter” is defined in Section 5.3.

“Tax Return” or “Tax Returns” means any and all returns, declarations, reports, elections, claims for refund, information statements and other documents filed with a Governmental Entity relating to Taxes, including all schedules and attachments thereto, and including all amendments thereof.

“Territory” means North America and Europe.

“Third Party Claim” is defined in Section 8.5(a).

“Third Party Defense” is defined in Section 8.5(c).

“Third-Party Payor” means, individually and collectively, all third-party reimbursement programs or other reimbursement sources in which Company has or does participate, including: (i) Government Healthcare Programs, and (ii) all commercial or private, non-governmental insurance or self-funded reimbursement programs, and including private plans or insurers that have contracts with Government Healthcare Programs (e.g., Medicare Advantage, Medicaid managed care organizations).

“Total Revenue Earnout Payment” is defined in Section 1.6(a).

“Transactions” is defined in Section 1.2.

“Transfer Party” is defined in Section 5.1.

“Transfer Taxes” is defined in Section 5.1.

“Treasury Regulations” means the final and temporary regulations promulgated under the Code by the United States Department of the Treasury.

“Units” is defined in the Recitals.

“Upper Limit Total Revenue Target” means: (i) the Base Revenue multiplied by 1.3225 plus; (ii) $14,000,000.

“U.S.” or “United States” means and refers to the United States of America.

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“Voluntary Disclosure Proceedings” is defined in Section 5.3(c).

“Working Capital Dispute Notice” is defined in Section 1.5(d).

“WRYP” is defined in Section 10.13(a).

9.2 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) The words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement, and Exhibits and Schedules to this Agreement or to the Company Disclosure Schedule, as the context may require. The Company Disclosure Schedule shall be deemed a part of, and is incorporated by reference into, this Agreement.

(e) References to “Dollars” and “$” mean dollars in lawful currency of the United States of America.

(f) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(g) Whenever this Agreement requires the disclosure of an agreement on the Company Disclosure Schedule or the delivery to Buyer of an agreement, that disclosure requirement or delivery requirement, as applicable, shall also require the disclosure or delivery of each and every amendment, extension, exhibit, attachment, schedule, addendum, appendix, statement of work, change order, and any other similar instrument or document relating to that agreement.

(h) All references to accounting terms shall be interpreted in accordance with the Accounting Principles, unless otherwise specified.

(i) Any reference contained in this Agreement to specific statutory or regulatory provisions or to any specific Governmental Entity includes any successor statute or regulation, or Governmental Entity, as the case may be

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Article X

GENERAL PROVISIONS

10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given and received if properly addressed: (i) if delivered personally, by commercial delivery service or by facsimile (with acknowledgment of a complete transmission), on the day of delivery; or (ii) if delivered by internationally recognized courier (appropriately marked for next day delivery), one (1) Business Day after sending; or (iii) if delivered by first class, registered or certified mail (return receipt requested), three (3) Business Days after mailing. Notices shall be deemed to be properly addressed to any party hereto if addressed to the following addresses (or at such other address for a party as shall be specified by like notice); provided, that, in the event (and only in the event) (x) the means of notice and communication provided in clauses (i) through (iii) have been unavailable to the public generally for at least twenty-four (24) hours and there are fewer than forty-eight (48) hours remaining before the deadline for a required notice or (y) the means of notice and communication provided in clauses (i) through (iii) have been unavailable to the public generally for at least three (3) hours and there are fewer than twenty-four (24) hours remaining before the deadline for a required notice, such required notice may be delivered by email and shall be deemed delivered on the day of delivery so long as, in each case, such email notice is followed up by a notice using one of the means of communication provided for in clauses (i) through (iii) as soon as practicable once at least one of the means of notice and communication provided for in clauses (i) through (iii) becomes available. Notices shall be deemed to be properly addressed to any party hereto if addressed to the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Buyer, to:

NextGen Healthcare, Inc.

18111 Von Karmen Ave.

Suite 600

Irvine, CA 92612

Attention: General Counsel

Email: legal@nextgen.com

with a copy (which shall not constitute notice) to:

Haynes and Boone LLP

Attention: Simin Sun and Megan Gess and

Email: simin.sun@haynesboone.com;

megan.gess@haynesboone.com

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(b) if to any of the Selling Parties, to:

TSIH Holdings, Inc.

Attention: David Dickson, Jr.

Email: Ddickson@tsihealthcare.com

with a copy (which shall not constitute notice) to:

Wyrick Robbins Yates & Ponton LLP

Attention: Amy E. Risseeuw and Christie Hartinger

Email: arisseeuw@wyrick.com
chartinger@wyrick.com

10.2 Entire Agreement. Except for the Nondisclosure Agreement, this Agreement, the Related Agreements, the Schedules and Exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

10.3 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.4 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.5 Expenses.

(a) All fees and expenses incurred in connection with the Transactions, including all legal, accounting, tax and financial advisory, consulting, investment banking and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Transactions shall be the obligation of the

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party incurring such fees and expenses, except that the Securityholder will pay any such expenses incurred by the Company.

(b) Notwithstanding any provision of this Agreement to the contrary, the parties hereto acknowledge and agree that the fees and expenses related to the R&W Insurance Policy shall be borne equally by Buyer, on the one hand, and the Securityholder, on the other hand.

(c) Notwithstanding any provision of this Agreement to the contrary, the parties hereto acknowledge and agree that the fees and expenses of the Escrow Agent shall be borne equally by Buyer, on the one hand, and the Securityholder, on the other hand.

(d) Notwithstanding any provision of this Agreement to the contrary, the parties hereto acknowledge and agree that the fees and expenses related to the D&O Tail Policy shall be borne equally by Buyer, on the one hand, and the Securityholder, on the other hand.

10.6 Successors and Assigns.

(a) This Agreement shall be binding upon each Selling Party and each of such Person’s personal representatives, executors, administrators, estates, heirs, successors and assigns (if any), and Buyer and its successors and assigns, if any. This Agreement shall inure to the benefit of the parties hereto and the Buyer Indemnified Parties and the respective successors and assigns (if any) of the foregoing.

(b) No party may assign any of its rights or delegate any of its rights or obligations under this Agreement without the prior written consent of Buyer or each of the Selling Parties.

10.7 Amendment. This Agreement may be amended by execution of an instrument in writing signed by Buyer and the Selling Parties.

10.8 Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

10.9 Governing Law.

(a) This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this agreement, or the negotiation, execution or performance of this Agreement (including without limitation any claim or cause of Action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof.

(b) Unless otherwise explicitly provided in this Agreement, any Action relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or

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otherwise commenced in any Delaware state or federal court locating in the City of Wilmington. Each party hereto (i) expressly and irrevocably consents and submits to the jurisdiction of each such court, and each appellate court located in the State of Delaware, in connection with any such proceeding; (ii) agrees that each such court shall be deemed to be a convenient forum; (iii) agrees that service of process in any such proceeding may be made by giving notice pursuant to Section 10.1; and (iv) agrees not to assert, by way of motion, as a defense or otherwise, in any such proceeding commenced in any such court, any claim that such party is not subject personally to the jurisdiction of such court, that such proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

10.10 Certain Waivers.

(a) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT OR ANY RELATED AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, IT IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(b) EXCEPT AS SET FORTH IN THE DEFINITION OF “LOSSES,” EACH PARTY, TO THE FULLEST EXTENT PERMITTED BY LAW, IRREVOCABLY WAIVES ANY RIGHTS THAT IT MAY HAVE TO PUNITIVE, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR SIMILAR DAMAGES BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS OR ACTIONS OF ANY OF THEM RELATING THERETO.

(c) EACH PARTY (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE THAT SUCH OTHER PARTY WOULD NOT IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

10.11 Other Remedies. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.12 Counterparts; Facsimile Delivery. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any signature page delivered by facsimile or electronic image transmission (including in the form of a PDF file) shall be binding to the same extent as an original signature page. Any party that delivers a signature page by facsimile or electronic image

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transmission shall deliver an original counterpart to any other party that requests such original counterpart.

10.13 Provisions Respecting Legal Representation.

(a) In connection with this Agreement and the transaction contemplated hereby, Wyrick Robbins Yates & Ponton LLP (“WRYP”) has acted as counsel for the Company as well as the Selling Parties as a group (collectively, the “Special Engagement”) and in connection therewith, the parties hereto other than Buyer confirm that WRYP has not acted as counsel for any individual former stockholder of the Company or any other Person in connection with the transaction contemplated hereby.

(b) At the request of the other parties hereto after consultation with WRYP, Buyer, on behalf of itself and its Affiliates (which will include the Company and its Affiliates from and after the Closing), expressly agrees that: (i) in all matters relating to the Special Engagement, for all purposes, only the Selling Parties and the Company will be considered clients of WRYP; (ii) all communications between any of the Selling Parties, the Company or their agents on the one hand, and WRYP, on the other hand (which will include communications with agents and other parties with whom the attorney-client privilege is lawfully extended), relating to the Special Engagement, will for all purposes be deemed to be privileged attorney-client communications (unless and until and to the extent any such privilege is effectively waived as provided under applicable Law) that belong solely to the Selling Parties and not to the Company, any of its Affiliates (which include, from and after the Closing, Buyer and its Affiliates) or any other Person; (iii) all work-product and other material produced by WRYP relating to the Special Engagement will be deemed to be attorney-client work-product (if and to the extent otherwise meeting the standards for constituting work-product under applicable Law) belonging solely to Selling Parties, and not to the Company, any of its Affiliates or any other Person; and (iv) none of Buyer or any of its Affiliates has, will have or will otherwise be entitled to have any right, title or authority in or to, nor any interest in, or privilege or right to access any such communications, work-product, files or other materials of WRYP relating to the Special Engagement, whether or not the Closing has occurred, except as may be expressly granted by the Selling Parties to Buyer or any of its Affiliates. Without limiting the generality of the foregoing, upon and at all times after the Closing, to the maximum extent of the Law: (A) the Selling Parties will be the sole holders of the attorney-client privilege with respect to the Special Engagement, and none of Buyer or any of its Affiliates (which will include the Company and its Affiliates from and after the Closing), nor any of their respective Affiliates, will be a holder thereof; (B) to the extent that files or work-product of WRYP generated in connection with the Special Engagement constitute client property, only the Selling Parties will hold all such property rights, and no other Person will have any right, title or interest therein or thereto; and (C) WRYP will have no duty whatsoever to reveal or disclose any such attorney-client communications, work-product or files generated in connection with the Special Engagement to Buyer or any of its Affiliates or any of their respective Affiliates, except as required by Law; except that the foregoing is subject to the above-referenced exceptions if Buyer is voluntarily provided with any such material by any other party or to the extent any such privilege is effectively waived as provided under applicable Law.

(c) If the Selling Parties so desire, and without the need for any consent or waiver by Buyer or any of its Affiliates, WRYP will be permitted to represent the Selling Parties after the

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Closing in connection with any matter related to this Agreement and the transactions contemplated hereby or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, WRYP retains the right to represent the Selling Parties and any of their agents or Affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute (“dispute” includes litigation, arbitration or other adversary proceeding) with Buyer or any of its Affiliates, or any of their agents under or relating to this Agreement and any transaction contemplated hereby, and any related matter, such as claims for indemnification pursuant to Article VIII and disputes involving employment or noncompetition or other agreements entered into in connection with this Agreement.

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IN WITNESS WHEREOF, each of the parties to this Agreement has executed and delivered this Agreement, or caused this Agreement to be executed and delivered by its duly authorized representative, as of the date first written above.

TSI Healthcare, LLC

By:	/s/ David M. Dickson, Jr.
Name:	David M. Dickson, Jr.
Title:	Manager

NextGen Healthcare, Inc.

By:	/s/ James R. Arnold, Jr.
Name:	James R. Arnold, Jr.
Title:	Executive Vice President, Chief Financial Officer

Signature Page

SELLING PARTIES
TSIH Holdings, Inc.

By:	/s/ David M. Dickson, Jr.
Name:	David M. Dickson, Jr.
Title:	President

/s/ David M. Dickson, Jr.
David Dickson, Jr.

/s/ Glenn Dickson
Glenn Dickson

Signature Page